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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.  )

☑ Filed by the Registrant	☐ Filed by a Party other than the Registrant

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

COHERENT, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

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(4) Date Filed:

Notice of Annual Meeting
of Stockholders

February 28, 2019

8:00 a.m.

Hyatt Regency Santa Clara
5101 Great America Parkway
Santa Clara, CA 95054

MATTERS TO BE VOTED ON:

1.
To elect the eight directors named in the accompanying proxy statement;
2.
To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 28, 2019;
3.
To approve on a non-binding, advisory basis, our named executive officer compensation; and
4.
To transact such other business as may properly be brought before the meeting and any adjournment(s) thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice.

Stockholders of record at the close of business on December 31, 2018 are entitled to notice of and to vote at the meeting and at any adjournments or postponements thereof.

All stockholders are cordially invited to attend the meeting. However, to ensure your representation at the meeting, you are urged to vote in advance. You may vote via the Internet or by telephone, or if you requested to receive printed proxy materials, by marking, signing, dating and returning the proxy card as promptly as possible in the postage-prepaid envelope provided for that purpose.

This year, we will be using the "Notice and Access" method of providing proxy materials to you via the Internet. Accordingly, our stockholders who have not previously requested paper copies of the materials will receive a Notice Regarding the Availability of Proxy Materials with instructions on how to access the proxy materials via the Internet. The notice includes instructions for requesting a paper copy of the proxy materials if that is your preference. We believe this approach provides stockholders with easy access to the materials and a convenient method of voting, while reducing the printing, distribution and environmental costs of the proxy process.

Any stockholder of record attending the meeting may vote in person even if he or she has returned a proxy. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

Santa Clara, California January 14, 2019	Sincerely,

John R. Ambroseo President and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on February 28, 2019

The proxy statement and annual report to stockholders are available at www.proxyvote.com.

YOUR VOTE IS IMPORTANT

PROXY STATEMENT

General Information About the Meeting

General

The Proxy is solicited on behalf of the Board of Directors (the "Board") of Coherent, Inc. ("Coherent" or the "Company") for use at the Annual Meeting of Stockholders (the "Annual Meeting" or "meeting") to be held at 8:00 a.m., local time, on February 28, 2019 at the Hyatt Regency Santa Clara, 5101 Great America Parkway, Santa Clara, California 95054, and at any adjournment(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. Our telephone number is (408) 764-4000. These proxy solicitation materials were first mailed on or about January 14, 2019 to all stockholders entitled to vote at the Annual Meeting.

Who May Vote at the Meeting?

You are entitled to vote at the Annual Meeting if our records show that you held your shares as of the close of business on our record date, December 31, 2018 (the "Record Date"). On the Record Date, 24,326,589 shares of our common stock, $0.01 par value, were issued and outstanding.

What Does Each Share of Common Stock I Own Represent?

On all matters, each share has one vote, unless, with respect to Proposal One regarding the election of directors, cumulative voting is in effect. See "Proposal One—Election of Directors—Vote Required" for a description of cumulative voting rights with respect to the election of directors.

Why did I Receive a One-Page Notice in the Mail Regarding the Internet Availability of Proxy Materials Instead of a Full Set of Proxy Materials?

In accordance with the Securities and Exchange Commission ("SEC") rules, we are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. On January 14, 2019, we commenced mailing a Notice Regarding the Availability of Proxy Materials to our stockholders (other than those who had previously requested electronic or paper delivery) containing instructions on how to access our proxy materials, including this proxy statement and our annual report. The Notice Regarding the Availability of Proxy Materials sets forth instructions on how to vote over the Internet and also how to request paper copies if that is your preference.

This process is designed to provide stockholders with easy access to our proxy materials, while reducing the printing, distribution and environmental costs of the proxy process. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice Regarding the Availability of Proxy Materials.

How Does a Stockholder Vote?

Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. If you are entitled to vote, you may do so as follows:

•
Through the Internet:  Follow the instructions in the Notice Regarding the Availability of Proxy Materials or otherwise go to www.proxyvote.com to complete an electronic proxy card.

•
Using the Telephone:  Dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the control number from your Notice Regarding the Availability of Proxy Materials or your proxy card.

General Information

•
Through your broker:  If your shares are held through a broker, bank or other nominee (commonly referred to as held in "street name"), you will receive instructions from them that you must follow to have your shares voted. If you want to vote in person, you will need to obtain a legal proxy from your broker, bank or other nominee and bring it to the meeting.

•
In person:  Attend the Annual Meeting and, if you request, we will give you a ballot at the time of voting. If you have previously submitted a proxy card, you must notify us at the Annual Meeting that you intend to cancel your prior proxy and vote by ballot at the meeting.

•
Returning a Proxy Card:  If you have requested printed proxy materials, simply complete, sign and date the proxy card and return it promptly in the envelope provided. If your signed proxy card is received before the Annual Meeting, the designated proxies will vote your shares as you direct.

For telephone or Internet use, your vote must be received by 11:59 p.m., Eastern time, on February 27, 2019 to be counted.

If you return a signed and dated proxy card without marking any voting directions, your shares will be voted "for" the election of all eight nominees for director set forth in this proxy statement and "for" Proposals Two and Three.

Matters to be Presented at the Meeting

We are not aware of any matters to be presented at the meeting other than those described in this proxy statement. If any other matter is properly presented at the Annual Meeting, your proxy holders (one of the individuals named on your proxy card) will vote your shares in their discretion. The cost of this solicitation will be borne by us. We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. In addition, proxies may be solicited by certain of our directors, officers and regular employees, without additional compensation, personally or by telephone, e-mail or facsimile.

Revoking Your Proxy

If you hold your shares in street name, you must follow the instructions of your broker, bank or other nominee to revoke your voting instructions. If you are a holder of record and wish to revoke your proxy instructions, you must (i) advise the Corporate Secretary in writing at our principal executive offices at 5100 Patrick Henry Dr., Santa Clara, California 95054 before the proxies vote your shares at the meeting, (ii) timely deliver later-dated proxy instructions or (iii) attend the meeting and vote your shares in person.

Attendance at the Annual Meeting

All stockholders of record as of the Record Date may attend the Annual Meeting. Please note that cameras, recording devices and similar electronic devices will not be permitted at the Annual Meeting. No items will be allowed into the Annual Meeting that might pose a concern for the safety of those attending. Additionally, to attend the meeting you will need to bring identification and proof sufficient to us that you were a stockholder of record as of the Record Date or that you are a duly authorized representative of a stockholder of record as of the Record Date. The meeting will be subject to certain rules of conduct, which will be described in a guidelines and procedures document that will be distributed to attendees at the meeting. For directions to attend the Annual Meeting or other questions, please contact Investor Relations by telephone at (408) 764-4110 no later than noon (California time) on February 27, 2019.

General Information

Quorum; Abstentions; Broker Non-Votes

Our bylaws provide that stockholders holding a majority of the shares of common stock issued and outstanding and entitled to vote on the Record Date constitute a quorum at meetings of stockholders. Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count "For" and "Against" votes, abstentions and broker non-votes.

A "broker non-vote" occurs when a nominee holding shares for a beneficial owner does not vote because the nominee does not have discretionary voting power with respect to the proposal and has not received instructions with respect to the proposal from the beneficial owner. Broker non-votes represented by submitted proxies will not be taken into account in determining the outcome of any proposal. Abstentions will not be taken into account in determining the outcome of the election of directors. However, abstentions are deemed to be votes cast with respect to Proposals Two and Three and will have the same effect as a vote "Against" these proposals. We intend to separately report abstentions, and our Compensation and H.R. Committee will generally view abstentions as neutral when considering the results of Proposal Three.

Deadline for Receipt of Stockholder Proposals or Nominations; Proxy Access

In order to submit stockholder proposals for inclusion in our proxy statement pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended ("SEC Rule 14a-8") for the annual meeting to be held in fiscal 2020, written materials must be received by the Corporate Secretary at our principal office in Santa Clara, California no later than September 16, 2019. Stockholder proposals must otherwise comply with the requirements of SEC Rule 14a-8.

Proposals must be addressed to: Bret DiMarco, Corporate Secretary, Coherent, Inc., 5100 Patrick Henry Dr., Santa Clara, California 95054. Simply submitting a proposal does not guarantee its inclusion.

Section 2.16 of the Company's bylaws also establishes an advance notice procedure with respect to director nominations and stockholder proposals that are not submitted for inclusion in the proxy statement, but that a stockholder instead wishes to present directly from the floor at any annual meeting. To be properly brought before the annual meeting to be held in fiscal 2020, a notice of the nomination or the matter the stockholder wishes to present at the meeting must be delivered to the Corporate Secretary (see above), no later than the close of business on the 45th day (November 30, 2019), nor earlier than the 75th day (October 31, 2019), prior to the one year anniversary of the date these proxy materials were first mailed by us, unless the annual meeting of stockholders is held prior to January 29, 2020 or after April 28, 2020, in which case, the proposal must be received by us not earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of (i) the 90th day prior to the annual meeting and (ii) the tenth day following the day on which public announcement of the date of such meeting is first made, and must otherwise be in compliance with applicable laws and regulations in order to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. We have not received any notice regarding any such matters to be brought at the Annual Meeting.

If a stockholder who has notified us of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, we need not present the proposal for vote at such meeting. The chairperson of the annual meeting has the final discretion whether or not to allow any matter to be considered at the meeting which did not timely comply with all applicable notice requirements.

If a stockholder wishes only to recommend a candidate for consideration by the Governance and Nominating Committee as a potential nominee for the Company's Board, see the procedures discussed in "Proposal One—Election of Directors—Process for Stockholders to Recommend Candidates for Election to the Board of Directors."

The attached proxy card grants to the proxyholders discretionary authority to vote on any matter raised at the Annual Meeting, including proposals which are timely raised at

General Information

the meeting, but did not meet the deadline for inclusion in this proxy statement.

In addition, our bylaws provide that, under certain circumstances, a stockholder or group of stockholders may include director candidates that they have nominated in our proxy statement. These proxy access provisions permit a stockholder, or a group of up to 20 stockholders, who have owned 3% or more of our outstanding common stock continuously for at least three years to submit director nominees (for up to 20% of the number of directors then in office) for inclusion in our proxy materials, as long as the stockholder(s) provide timely written notice of such nomination and the stockholder(s) and nominee(s) satisfy the requirements specified in our bylaws. Notice of director nominees for our 2020 annual meeting of stockholders must include the information required under our bylaws and must be received by our Corporate Secretary at our principal executive offices between the close of business on August 17, 2019 and the close of business on September 16, 2019, unless the date of the annual meeting to be held in fiscal 2020 is more than 30 days before or more than 60 days after the anniversary of this Annual Meeting. In that case, such notice must be delivered not earlier than the 90th day prior to the date of the annual meeting to be held in fiscal 2020 and not later than the close of business on the later of (i) the 60th day prior to the date of the annual meeting to be held in fiscal 2020 or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made. For additional information regarding the Company's proxy access provisions, please refer to the Company's bylaws.

Eliminating Duplicative Proxy Materials

To reduce the expense of delivering duplicate voting materials to our stockholders who may hold shares of Coherent common stock in more than one stock account, we are delivering only one Notice Regarding the Availability of Proxy Materials and/or set of the other proxy solicitation materials, as applicable, to certain stockholders who share an address, unless otherwise requested. A separate proxy card is included in the voting materials (either electronically or by mail, as applicable) for each of these stockholders.

We will promptly deliver, upon written or oral request, a separate copy of the annual report or this proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered. To obtain an additional copy, you may write us at 5100 Patrick Henry Drive, Santa Clara, California 95054, Attn: Investor Relations, or contact our Investor Relations department by telephone at (408) 764-4110.

Similarly, if you share an address with another stockholder and have received multiple copies of our proxy materials, you may contact us at the address or telephone number specified above to request that only a single copy of these materials be delivered to your address in the future. Stockholders sharing a single address may revoke their consent to receive a single copy of our proxy materials in the future at any time by contacting our distribution agent, Broadridge, either by calling toll-free at 1-800-542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. It is our understanding that Broadridge will remove such stockholder from the householding program within 30 days of receipt of such written notice, after which each such stockholder will receive an individual copy of our proxy materials.

Incorporation by Reference

To the extent that this proxy statement has been or will be specifically incorporated by reference into any other filing of Coherent with the SEC, the sections of this proxy statement entitled "Report of the Audit Committee of the Board of Directors" (to the extent permitted by the rules of the SEC) and "Compensation Discussion and Analysis" shall not be deemed to be so incorporated (other than in our annual report on Form 10-K), unless specifically provided otherwise in such filing.

General Information

FURTHER INFORMATION

We will provide without charge to each stockholder solicited by these proxy solicitation materials a copy of our annual report on Form 10-K for the fiscal year ended September 29, 2018 without exhibits and any amendments thereto upon request of such stockholder made in writing to Coherent, Inc., 5100 Patrick Henry Drive, Santa Clara, California 95054, Attn: Investor Relations. We will also furnish any exhibit to the annual report on Form 10-K if specifically requested in writing. You can also access our SEC filings, including our annual reports on Form 10-K, and all amendments thereto on the SEC website at www.sec.gov.

Stockholder List

A list of stockholders entitled to vote at the Annual Meeting will be available for examination by stockholders of record at the Annual Meeting.

Spotlight on Governance

Our historical business results have been complemented by an approach to corporate governance that has consistently been recognized for best practices, including:

*
Annual Board elections with no classified Board;

*
Stockholders may act by written consent;

*
Independent Board Chair;

*
Majority voting for members of the Board in uncontested elections;

*
"Proxy access" bylaw provision;

*
No "blank check" preferred stock;

*
Super majority of independent directors on the Board;

*
Executive compensation heavily weighted towards performance;

*
No super majority stockholder approval for mergers or other business combinations in our bylaws or charter;

*
Age-based Board tenure/refreshment guidelines; and

*
Board, CEO and executive officer stock ownership requirements.

Importantly, the Board has implemented our governance approach with the full support and recommendation of senior management. These governance practices do not result from any shareholder proposals related to them. Rather, they reflect the commitment of the Board and management to maintain common sense and industry-leading governance practices and policies to go along with our historical strong financial performance. Our Board's independent director composition consists of 29% female directors and over 40% diverse directors. Our Board is 88% independent, with only our CEO serving as an inside director.

In addition to a diverse background of experiences, the Board believes it is extremely important to have a balance of independent service on the Board, with a mix of new (0-5 years), mid-term (5-10 years) and long-term (more than 10 years) tenures participating. Our financial performance over the past decade is proof that our shareholders have benefited from having a Board with a strong history of refreshment and including various tenured members. In general the Board seeks to have the greatest weight towards the new and mid-term categories (which may vary from time to time), which is reflected in the current composition of our independent directors following the annual meeting:

New Members (five years or less):	29%
Mid-Term Members (five to ten years):	29%
Long-Term Members (more than ten years):	43%

Coherent has also undertaken several less publicized "green" initiatives, such as the installation of over 1200 solar panels on our corporate headquarters building. This array develops over 400kW of energy per hour and approximately 625,000 kW hours annually, which reduces greenhouse gas emissions by approximately 460 tons per year. This installation also allowed us to place eight electric vehicle charging stations that our employees can use for free. Our most important environmental-related initiative, however, has been our energy-efficient product designs over the years, which have significantly reduced the amount of power and consumable materials needed to operate our products.

Contributing to the community, our Santa Clara based employees raised from individual employee funds over $93,625 for the Second Harvest Food Bank during 2018, which is the equivalent of 187,250 meals for those in need in Silicon Valley. We are proud to have been the largest corporate donor during their annual spring donation drive. While much has been debated about requiring public companies to disclose their "political spending," we voluntarily disclose that we had no such corporate spending in 2018.

Our Board, management and employees take great pride in our financial performance, governance, stockholder relations and global corporate citizenship.

PROPOSAL ONE
ELECTION OF DIRECTORS

Nominees

Eight (8) members of the Board are to be elected at the Annual Meeting, seven (7) of whom are standing for re-election. Mr. McMullen, who was recommended to the Governance and Nominating Committee by the search firm retained by the committee, joined the Board effective as of September 28, 2018 (prior to the end of fiscal 2018) and is standing for election for the first time at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below. Each nominee has consented to be named a nominee in the proxy statement and to continue to serve as a director, if elected. If any nominee becomes unable or declines to serve as a director, if additional persons are nominated at the meeting or if stockholders are entitled to cumulate votes, the proxy holders intend to vote all proxies received by them in such a manner (in accordance with cumulative voting) as will ensure the election of as many of the nominees listed below as possible, and the specific nominees to be voted for will be determined by the proxy holders.

We are not aware of any reason that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until our next annual meeting of stockholders or until a successor has been elected and qualified or until his or her earlier resignation or removal. There are no arrangements or understandings between any director or executive officer and any other person pursuant to which he or she is or was to be selected as a director or officer.

The names of the nominees, all of whom are currently directors standing for re-election, and certain information about them are set forth below. All of the nominees have been unanimously recommended for nomination by the Board acting on the unanimous recommendation of the Governance and Nominating Committee of the Board. The committee consists solely of independent members of the Board. There are no family relationships among directors or executive officers of Coherent.

Name	Age	Director Since	Principal Occupation
John R. Ambroseo	57	2002	President and Chief Executive Officer
Jay T. Flatley(1)(2)	66	2011	Executive Chairman of Illumina, Inc.
Pamela Fletcher(3)	52	2017	Vice President—Global Innovation at General Motors Company
Susan M. James(1)(3)	72	2008	Retired Audit Partner, Ernst & Young
Michael R. McMullen(2)	57	2018	President and Chief Executive Officer of Agilent Technologies, Inc.
Garry W. Rogerson(1)(3)	66	2004	Former Chief Executive Officer of Advanced Energy Industries, Inc.
Steve Skaggs(1)(3)	56	2013	Former Senior Vice President and Chief Financial Officer of Atmel Corporation
Sandeep Vij(2)	53	2004	Former President and Chief Executive Officer of MIPS Technologies, Inc.

(1)
Member of the Governance and Nominating Committee; Messrs. Flatley and Skaggs joined the committee in March 2018.

(2)
Member of the Compensation and H.R. Committee; Mr. McMullen joined the committee in December 2018.

(3)
Member of the Audit Committee.

Except as set forth below, each of our directors has been engaged in his or her principal occupation set forth above during the past five years.

Proposal One Election of Directors

John R. Ambroseo.    Mr. Ambroseo has served as our President and Chief Executive Officer as well as a member of the Board of Directors since October 2002. Mr. Ambroseo served as our Chief Operating Officer from June 2001 through September 2002. Mr. Ambroseo served as our Executive Vice President and as President and General Manager of the Coherent Photonics Group from September 2000 to June 2001. From September 1997 to September 2000, Mr. Ambroseo served as our Executive Vice President and as President and General Manager of the Coherent Laser Group. From March 1997 to September 1997, Mr. Ambroseo served as our Scientific Business Unit Manager. From August 1988, when Mr. Ambroseo joined us, until March 1997, he served as a Sales Engineer, Product Marketing Manager, National Sales Manager and Director of European Operations. Mr. Ambroseo received a Bachelor degree from SUNY-College at Purchase and a PhD in Chemistry from the University of Pennsylvania.

Mr. Ambroseo's status as our Chief Executive Officer, his approximately 30-year tenure with Coherent, his extensive knowledge of our products, technologies and end markets and his over a decade of service as a director of Coherent make him an invaluable member of the Board.

Jay T. Flatley.    Since 1999 Mr. Flatley has served as a member of the Board of Directors of Illumina, Inc., a leading developer, manufacturer and marketer of life science tools and integrated systems for the analysis of genetic variation and function and since July 2016, as Illumina's Executive Chairman of the Board of Directors. From January 2016 to July 2016, he also served as Illumina's Chairman of the Board of Directors. From 1999 until July 2016, Mr. Flatley was Illumina's Chief Executive Officer. From 1999 to December 2013, Mr. Flatley also served as Illumina's President. Prior to joining Illumina, Mr. Flatley was President, Chief Executive Officer, and a member of the Board of Directors of Molecular Dynamics, Inc., a Nasdaq listed life sciences company focused on genetic discovery and analysis, from 1994 until its sale to Amersham Pharmacia Biotech Inc. in 1998. Additionally, he was a co-founder of Molecular Dynamics and served in various other positions there from 1987 to 1994. From 1985 to 1987, he was Vice President of Engineering and Vice President of Strategic Planning at Plexus Computers, a UNIX computer company. Mr. Flatley is also a member of the board of directors of the following public company: Denali Therapeutics Inc., a biopharmaceutical company. Mr. Flatley previously served on the board of directors of Juno Therapeutics, Inc., a biopharmaceutical company. Mr. Flatley holds a B.A. in Economics from Claremont McKenna College and a B.S. and a M.S. in Industrial Engineering from Stanford University.

Mr. Flatley's years of executive and management experience in the high technology industry, including serving as the chief executive officer of several public companies, his service on the boards of other publicly held companies, and his years of service as a director of Coherent make him an invaluable member of the Board.

Pamela Fletcher.    Ms. Fletcher has served as Vice President—Global Innovation at General Motors Company ("GM"), a global automotive company, since October 2018 and was previously Vice President—Global Electric Vehicle Programs at GM from October 2017 to October 2018. Over a fifteen-plus year career with GM, Ms. Fletcher has served in various roles, including Global Executive Chief Engineer, Autonomous and Electrified Vehicles and New Technology, from July 2016 to October 2017; Executive Chief Engineer, Electrified Vehicles from August 2012 to July 2016; Chief Engineer, Chevrolet Volt Propulsion System from 2009 to August 2012; and Assistant Chief Engineer, Hybrid & Electric Propulsion Systems from 2007 to 2008. She holds a B.S. Engineering from Kettering University and an M.S. Engineering from Wayne State University.

Ms. Fletcher's years of executive and management experience in the automotive industry and her knowledge of advanced and emerging automotive technologies make her an invaluable member of the Board.

Susan M. James.    Ms. James originally joined Ernst & Young, a global accounting services firm, in 1975, serving as a partner from 1987 until her retirement in June 2006, and as a consultant from June 2006 to December 2009. During her tenure with Ernst & Young, she was the lead partner or partner-in-charge for the audit work for a significant number of technology companies, including Intel Corporation, Sun Microsystems, Inc., Amazon.com, Inc., Autodesk, Inc. and the Hewlett-Packard Company, as well as for the Ernst & Young North America Global Account Network. She also served on the Ernst & Young Americas Executive Board of Directors from January 2002 through June 2006. She is a certified public accountant (inactive) and a member of the American Institute of Certified Public Accountants. Ms. James also serves on the board of directors of Tri-Valley Animal Rescue, a non-profit corporation dedicated to providing homes for homeless pets. Ms. James previously served as a director of Applied Materials, Inc. and Yahoo! Inc. Ms. James holds Bachelor's degrees in Mathematics from Hunter College and Accounting from San Jose State University.

Ms. James' years in the public accounting industry, her service on the boards and committees of a number of other publicly held companies and her years of service as a director of Coherent make her an invaluable member of the Board.

Proposal One Election of Directors

Michael R. McMullen.    Mr. McMullen has served as Chief Executive Officer of Agilent Technologies, Inc. ("Agilent"), a global leader in Life Sciences and Diagnostics, since March 2015 and as President of Agilent since September 2014. From September 2014 to March 2015, he also served as Agilent's Chief Operating Officer. From September 2009 to September 2014, he served as Senior Vice President, Agilent and President, Chemical Analysis Group at Agilent. From January 2002 to September 2009, he served as Agilent's Vice President and General Manager of the Chemical Analysis Solutions Unit of the Life Sciences and Chemical Analysis Group. Prior to assuming this position, from March 1999 to December 2001, Mr. McMullen served as Country Manager for Agilent's China, Japan and Korea Life Sciences and Chemical Analysis Group. Prior to this position, Mr. McMullen served as the Controller for the Hewlett-Packard Company and Yokogawa Electric Joint Venture from July 1996 to March 1999. Mr. McMullen has been a member of the board of directors of Agilent since March 2015. Mr. McMullen holds a bachelor's degree in economics and business administration from the University of Delaware and an MBA from the Wharton School of Business.

Mr. McMullen's years of executive and management experience in the high technology industry, including serving as the chief executive officer and on the board of another publicly held company make him an invaluable member of the Board.

Garry W. Rogerson.    Mr. Rogerson has served as Coherent's Chairman of the Board since June 2007. Since September 2015, Mr. Rogerson has been a private investor. From August 2011 to September 2015, Mr. Rogerson was Chief Executive Officer and a member of the Board of Directors of Advanced Energy Industries, Inc., a provider of power and control technologies for thin film manufacturing and solar-power generation, after which he agreed to serve as a special advisor for a period of time. He was Chairman and Chief Executive Officer of Varian, Inc., a major supplier of scientific instruments and consumable laboratory supplies, vacuum products and services, from February 2009 and 2004, respectively, until the purchase of Varian by Agilent Technologies, Inc. in May 2010. Mr. Rogerson served as Varian's Chief Operating Officer from 2002 to 2004, as Senior Vice President, Scientific Instruments from 2001 to 2002, and as Vice President, Analytical Instruments from 1999 to 2001. Mr. Rogerson received an honours degree and Ph.D. in biochemistry as well as an honorary doctoral science degree from the University of Kent at Canterbury.

Mr. Rogerson's years of executive and management experience in the high technology industry, including serving as the chief executive officer of several public companies, his service on the boards of other publicly held companies, and his years of service as a director of Coherent make him an invaluable member of the Board.

Steve Skaggs.    Mr. Skaggs has been a private investor since April 2016. From May 2013 to April 2016, Mr. Skaggs served as Senior Vice President and Chief Financial Officer of Atmel Corporation, a leading supplier of microcontrollers, prior to its acquisition by Microchip Technology Incorporated. Mr. Skaggs joined Atmel in September 2010 and served as Senior Vice President, Corporate Strategy and Development until his appointment as Chief Financial Officer. Mr. Skaggs has more than 25 years of experience in the semiconductor industry, including serving as President, Chief Executive Officer and Chief Financial Officer of Lattice Semiconductor, a supplier of programmable logic devices and related software. He was also previously a member of the board of directors of Lattice. Prior to Lattice, Mr. Skaggs was employed by Bain & Company, a global management consulting firm, where he specialized in high technology product strategy, mergers and acquisitions and corporate restructurings. Mr. Skaggs holds an MBA degree from the Harvard Business School and a B.S. degree in Chemical Engineering from the University of California, Berkeley.

Mr. Skaggs' years of executive and management experience in the high technology industry, including serving as the chief executive officer and chief financial officer of other public companies, his prior service on the board of another publicly held company and his years of service as a director of Coherent make him an invaluable member of the Board.

Sandeep Vij.    Since February 2013, Mr. Vij has been a private investor. Previously, he held the position of President and Chief Executive Officer and was a member of the board of directors of MIPS Technologies, Inc., a leading provider of processor architectures and cores, from January 2010 until its sale in February 2013. In addition, Mr. Vij had been the Vice President and General Manager of the Broadband and Consumer Division of Cavium Networks, Inc., a provider of highly integrated semiconductor products from May 2008 to January 2010. Prior to that, he held the position of Vice President of Worldwide Marketing, Services and Support for Xilinx Inc., a digital programmable logic device provider, from 2007 to April 2008. From 2001 to 2006, he held the position of Vice President of Worldwide Marketing at Xilinx. From 1997 to 2001, he served as Vice President and General Manager of the General Products Division at Xilinx. Mr. Vij joined Xilinx in 1996 as Director of FPGA Marketing. He is a graduate of General Electric's Edison Engineering Program and Advanced Courses

Proposal One Election of Directors

in Engineering. He holds an MSEE from Stanford University and a BSEE from San Jose State University.

Mr. Vij's years of executive and management experience in the high technology industry, including serving as the chief executive officer of another public company, his service on the board of another publicly held company, and his years of service as a director of Coherent make him an invaluable member of the Board.

Retiring Director

On September 25, 2018, L. William Krause informed the Board that, in accordance with the mandatory retirement age guideline in our Governance Guidelines, he intended to retire from our Board at the end of his current term and not stand for reelection at our annual meeting. We are grateful for Mr. Krause's distinguished service and instrumental guiding voice as a member of the Board since 2009.

The Company's bylaws provide that the number of directors on the Board will be between five (5) and nine (9), and that the Board has the authority to set the number from time to time. In light of Mr. Krause's retirement, the Board has resolved that the number of directors on the Board will be decreased from nine (9) to eight (8) effective at our annual meeting.

Director Independence

The Board has determined that, with the exception of Mr. Ambroseo, all of its current members and all of the nominees for director are "independent directors" as that term is defined in the listing rules of the Nasdaq Stock Market.

Board Meetings and Committees

The Board held a total of five (5) formal meetings and acted two (2) times by unanimous written consent during fiscal 2018. Additionally, from time to time between formal meetings, members of the Board participate in update or status telephone calls and briefings, which are not included in these totals. During fiscal 2018, the Board had three standing committees: the Audit Committee; the Compensation and H.R. Committee; and the Governance and Nominating Committee. From time to time, the Board may create, and has in the past created, limited ad hoc committees, service on which does not provide additional compensation. Each of our directors attended at least 75% of the meetings of the Board and the committees on which he or she served during fiscal 2018.

Audit Committee

The Audit Committee consists of directors James (Chair), Fletcher, Rogerson and Skaggs. The Audit Committee held twelve (12) meetings during fiscal 2018. The Board has determined that directors James, Rogerson and Skaggs are "audit committee financial experts" as that term is defined in the rules of the SEC. Among other things, the Audit Committee has the sole authority for appointing and supervising our independent registered public accounting firm and is primarily responsible for approving the services performed by our independent registered public accounting firm and for reviewing and evaluating our accounting principles and our system of internal accounting controls.

Compensation and H.R. Committee

The Compensation and H.R. Committee consists of directors Vij (Chair), Flatley, Krause and McMullen. The Compensation and H.R. Committee held eight (8) meetings during fiscal 2018. Mr. McMullen was appointed to the committee on December 6, 2018, and Mr. Krause will no longer serve on the committee upon his retirement from the Board. As noted above, all of the members of the Compensation and H.R. Committee are "independent" as defined under the listing rules of the Nasdaq Stock Market. The Compensation and H.R. Committee, among other things, reviews and approves our executive compensation policies and programs, and makes equity grants to our employees, including officers, pursuant to our equity plan. In fiscal 2018, this committee had the sole authority delegated to it by the Board to make employee equity grants, which are done at a meeting rather than by written consent. On September 27, 2018, however, the Board, at the recommendation of the Compensation and H.R. Committee,

Proposal One Election of Directors

designated an Equity Committee with authority to make grants of restricted stock units, within guidelines recommended by the Compensation and H.R. Committee, to individuals who are employees serving at a level below that of vice president. The Equity Committee is composed of our CEO, in his capacity as a member of the Board. The Equity Committee will report to the Compensation and H.R. Committee periodically and upon request of the Compensation and H.R. Committee. The Equity Committee's designated authority is first effective for fiscal 2019 and is concurrent with and does not supersede the authority of the Compensation and H.R. Committee. For additional information about the Compensation and H.R. Committee's processes and procedures for the consideration and determination of executive compensation, see "Compensation Discussion and Analysis."

Governance and Nominating Committee

The Governance and Nominating Committee consists of directors Rogerson (Chair), Flatley, James and Skaggs. During fiscal 2018, Mr. Krause served as a member of the Governance and Nominating Committee through March 1, 2018, at which point Mr. Flatley and Mr. Skaggs were appointed to the committee. The Governance and Nominating Committee held eight (8) meetings during fiscal 2018. The Governance and Nominating Committee, among other things, assists the Board by making recommendations to the Board on matters concerning director nominations and elections, board committees and corporate governance, allocation of risk oversight amongst the Board and its committees and compensation for directors. For fiscal 2018, the committee retained an independent compensation consultant to advise it on compensation for service on the Board.

Copies of the charters for each committee of the Board may be found on our website at www.coherent.com under "Investor Relations."

Attendance at Annual Meeting of Stockholders by the Members of the Board of Directors

All directors are encouraged, but not required, to attend our annual meeting of stockholders. At our annual meeting held on March 1, 2018, all then-current members of the Board attended in person.

Process for Stockholders to Recommend Candidates for Election to the Board of Directors

The Governance and Nominating Committee will consider nominees properly recommended by stockholders. A stockholder that desires to recommend a candidate for election to the Board must direct the recommendation in writing to us at our principal executive offices (Attention: Corporate Secretary) and must include the candidate's name, age, home and business contact information, principal occupation or employment, the number of shares beneficially owned by the nominee and the stockholder making the recommendation, whether any hedging transactions have been entered into by the nominee or on his or her behalf, information regarding any arrangements or understandings between the nominee and the stockholder nominating the nominee or any other persons relating to the nomination, a written statement by the nominee acknowledging that the nominee will owe a fiduciary duty to Coherent if elected, a written statement of the nominee that such nominee, if elected, intends to tender, promptly following such nominee's election or re-election, an irrevocable resignation effective upon such nominee's failure to receive the required vote for re-election at the next meeting at which such nominee would face re-election and upon acceptance of such resignation by the Board in accordance with Coherent's guidelines or policies, and any other information required to be disclosed about the nominee if proxies were to be solicited to elect the nominee as a director.

For a stockholder recommendation to be considered by the Governance and Nominating Committee as a potential candidate at a meeting of stockholders, nominations must be received on or before the deadline for receipt of stockholder proposals for such meeting. In the event a stockholder decides to nominate a candidate for director and solicits proxies for such candidate, the stockholder will need to follow the rules set forth by the SEC and in our bylaws. See "General Information About the Meeting—Deadline for Receipt of Stockholder Proposals."

Proposal One Election of Directors

The Governance and Nominating Committee's criteria and process for evaluating and identifying the candidates that it approves as director nominees are as follows:

•
the Governance and Nominating Committee regularly reviews the current composition and size of the Board;

•
the Governance and Nominating Committee reviews the qualifications of any candidates who have been properly recommended by a stockholder, as well as those candidates who have been identified by management, individual members of the Board or, if the Governance and Nominating Committee determines, a search firm. Such review may, in the Governance and Nominating Committee's discretion, include a review solely of information provided to the Governance and Nominating Committee or may also include discussions with persons familiar with the candidate, an interview with the candidate or other actions that the committee deems proper;

•
the Governance and Nominating Committee evaluates the performance of the Board as a whole and evaluates the qualifications of individual members of the Board eligible for re-election at the annual meeting of stockholders;

•
the Governance and Nominating Committee considers the suitability of each candidate, including the current members of the Board, in light of the current size and composition of the Board. Except as may be required by rules promulgated by the Nasdaq Stock Market or the SEC, it is the current belief of the Governance and Nominating Committee that there are no specific, minimum qualifications that must be met by any candidate for the Board, nor are there specific qualities or skills that are necessary for one or more of the members of the Board to possess. In evaluating the qualifications of the candidates, the Governance and Nominating Committee considers many factors, including, issues of character, judgment, independence, age, expertise, diversity of experience, length of service, other commitments and the like. While Coherent does not have a formal policy with regard to the consideration of diversity in identifying director nominees, as noted above, diversity of experience is one of many factors that the committee considers;

•
the Governance and Nominating Committee evaluates such factors, among others, and does not assign any particular weighting or priority to any of these factors. The Governance and Nominating Committee considers each individual candidate in the context of the current perceived needs of the Board as a whole. While the Governance and Nominating Committee has not established specific minimum qualifications for director candidates, the committee believes that candidates and nominees must reflect a Board that is comprised of directors who (i) are predominantly independent, (ii) are of high integrity, (iii) have qualifications that will increase the overall effectiveness of the Board, and (iv) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members;

•
in evaluating and identifying candidates, the Governance and Nominating Committee has the authority to retain and terminate any third party search firm that is used to identify director candidates and has the authority to approve the fees and retention terms of any search firm; and

•
after such review and consideration, the Governance and Nominating Committee recommends the slate of director nominees to the full Board for its approval.

The Governance and Nominating Committee will endeavor to notify, or cause to be notified, all director candidates, including those recommended by a stockholder, of its decision as to whether to nominate such individual for election to the Board.

Our corporate governance guidelines require that upon a member of the Board turning 72 years old, he or she shall submit a conditional resignation to the Governance and Nominating Committee effective upon the next annual meeting of stockholders. The committee then determines whether to recommend that the Board accept such resignation. Ms. James has so notified the committee, which determined that it was not in the best interest of the Company's stockholders to accept her resignation and has included Ms. James in the slate for this year's election of directors. As described in "—Retiring Directors" above, on September 25, 2018, Mr. Krause informed the Board that, in accordance with the mandatory retirement age guideline, he intends to retire from the Board at the end of his current term and will not stand for reelection at the Annual Meeting.

Proposal One Election of Directors

Majority Voting and Conditional Resignations from the Board of Directors

Since 2013, we have had a majority vote standard for the election of directors in elections that are not Contested Elections (as defined below). This means that a nominee for director in an uncontested election such as this one shall be elected to the Board if the votes cast "for" such nominee exceed the votes cast "against" such nominee (with abstentions and broker non-votes not counted as a vote cast either "for" or "against" that director's election). However, if the number of nominees exceeds the number of directors to be elected (a "Contested Election"), our bylaws provide that directors shall be elected by a plurality of the votes cast.

The Board has also adopted a policy on majority voting to (i) establish procedures under which any incumbent director who fails to receive a majority of the votes cast in an election that is not a Contested Election shall tender his or her resignation to the Governance and Nominating Committee for consideration; and (ii) provide that the Governance and Nominating Committee will make recommendations to the Board regarding the actions to be taken with respect to all such offers to resign. The Board shall act on the resignation within 90 days following certification of the election results. In the event that the Board does not accept such resignation, then such director shall continue to serve until such time as his or her successor is elected.

Stockholder Communication with the Board of Directors

While the Board believes that management speaks for Coherent, the Board encourages direct communication from stockholders. Accordingly, any stockholder may contact any member of the Board individually or as a group by writing by mail to our principal executive offices (c/o Corporate Secretary) at 5100 Patrick Henry Dr., Santa Clara, CA 95054.

Any stockholder may report to us any complaints or comments regarding accounting, internal accounting controls, or auditing matters. Any stockholder who wishes to so contact us should send such complaints or comments to the Audit Committee, c/o Corporate Secretary, at our principal executive offices. Additionally, as noted below, our Compensation and H.R. Committee encourages stockholder communication on matters related to executive compensation.

Any stockholder communications that the Board receives will first go to our Corporate Secretary, who will log the date of receipt of the communication as well as the identity and contact information of the correspondent in our stockholder communications log.

Our Corporate Secretary will review, summarize and, if appropriate, investigate the complaint under the direction of the Board or appropriate committee of the Board in a timely manner. In the case of accounting or auditing related matters, a member of the Audit Committee, or the Audit Committee as a whole, will then review the summary of the communication, the results of the investigation, if any, and, if appropriate, the draft response. The summary and response will be in the form of a memo, which will become part of the stockholder communications log that the Corporate Secretary maintains with respect to all stockholder communications.

Independent Chair and Board Leadership

The Board's leadership structure consists of an independent Board Chair, who is elected by the independent directors, and independent committee chairs. We separate the positions of Chief Executive Officer and Board Chair in recognition of the differences between the two roles. The Board believes this structure provides independent Board leadership and engagement.

Given that our Chair is an independent director, the Board does not feel the need for a separate "lead independent director," as our independent Chair performs that function. The Board takes its independence seriously and reinforces this standard with, following the Annual Meeting, seven of its eight members, or 88%, being independent.

Proposal One Election of Directors

The Role of the Board and Its Committees in Risk Oversight

The Board oversees Coherent's risk profile and management's processes for assessing and managing risk, both as a Board and through its committees, with the Governance and Nominating Committee delegated the responsibility for assigning oversight responsibilities to each committee and the Board as a whole. Our senior executive team provides regular updates to the Board and each committee regarding our strategies and objectives and the risks inherent with them.

Each regular meeting of the Board includes a discussion of risks related to the Company's financial results and operations and each committee schedules risk-related presentations regularly throughout the year. In addition, our directors have access to our management to discuss any matters of interest, including those related to risk. Those members of management most knowledgeable of the issues attend Board and committee meetings to provide additional insight on the matters being discussed, including risk exposures. Our Chief Financial Officer and General Counsel both report directly to our Chief Executive Officer, providing him with further visibility to our risk profile. A Vice President, Finance is the designated officer overseeing our enterprise risk management program and works closely with both our Chief Financial Officer and General Counsel on these matters.

These regular meetings also provide our Board members the opportunity to discuss issues of concern directly with management. In general the Board and its committees oversee the following risk categories:

•
the Board generally oversees the Company's overall enterprise risk management process and specifically with regard to the areas of strategy, mergers and acquisitions, communications and operations;

•
the Audit Committee generally oversees risks primarily related to financial controls, IT, accounting, tax, treasury, capital, legal, regulatory and compliance;

•
the Compensation and H.R. Committee generally oversees our compensation programs so that they do not incentivize excessive risk taking as well as overseeing human resources related risks; and

•
the Governance and Nominating Committee oversees the assignment of risk oversight categories by each particular committee and/or the Board as a whole, as well as those risks related to compensation of members of the Board and succession planning for the Board and our Chief Executive Officer.

Management presents an annual assessment of the risks associated with the Company's compensation plans. The Compensation and H.R. Committee agreed with the conclusion from the first quarter of fiscal 2019 presentation that the risks were within our ability to effectively monitor and manage and that these risks are not reasonably likely to have a material adverse effect on the Company.

Additional Board Governance Matters

The Board (acting on the recommendation of the Governance and Nominating Committee) has approved the Company's Corporate Governance Guidelines, which include, among other items (in addition to those items described elsewhere in this proxy statement), the following provisions:

•
At each regular meeting of the Board, the independent directors also meet in executive session without the presence of management;

•
To avoid "over-boarding" we maintain the following limits on service on other boards:

•
CEO—No more than one (1) other public company board of directors in addition to the Company (note, however, that Mr. Ambroseo does not serve on any public company boards other than ours);

•
Independent Directors—No more than four (4) other public company boards of directors in addition to the Company;

•
Audit Committee members—No more than three (3) other public company audit committees in addition to the Company, unless the other independent directors consent;

•
Each independent member of the Board must, within five years of initial appointment, acquire and thereafter maintain a minimum value of Company stock equal to three times such director's annual Board cash retainer (exclusive of any cash retainer for service as chair or committee service);

Proposal One Election of Directors

•
The Board is responsible for reviewing the Company's succession planning and senior management development on an annual basis; and

•
The Board maintains an age-based term limit of 72 (provided, that the Governance and Nominating Committee maintains the flexibility to not apply such limit on a facts and circumstances basis).

Fiscal 2018 Director Compensation

During fiscal 2018, we paid our non-employee directors an annual retainer (depending upon position) and for service on the Board as follows:

Position	Annual Retainer
Board Member	$60,000
Board Chair	$50,000	(1)
Audit Committee Chair	$34,000
Compensation and H.R. Committee Chair	$20,000
Governance and Nominating Committee Chair	$13,500
Audit Committee member (non-Chair)	$12,500
Compensation and H.R. Committee member (non-Chair)	$10,000
Governance and Nominating Committee member (non-Chair)	$6,500

(1)
On December 6, 2018, after reviewing materials provided by its compensation consultant, the Governance and Nominating Committee approved an increase to the annual retainer of the Board Chair from $50,000 to $60,000 effective as of the beginning of the second quarter of fiscal 2019.

The Governance and Nominating Committee annually reviews Board and committee compensation with the assistance of an independent compensation consultant, which for fiscal 2018 was Compensia. Compensia is separately compensated for this work from the work it does as the Compensation and H.R. Committee's independent consultant for executive compensation. The annual review includes a comparison to peer companies (which are the same as used for executive compensation as noted on page 36) and market pay practices for service on boards of directors. Compensia advised the committee that the design and pay levels of the director compensation program were aligned with peer market practices, with the annual retainer for the Board Chair below. As noted, the Board is compensated with a combination of cash retainers and a fixed value of time-based RSUs. As noted elsewhere in this proxy statement, Compensia has not provided any other service for the Company other than as directed by a committee of the Board.

Proposal One Election of Directors

The chart below presents information concerning the total compensation of our non-employee directors for service (including Board and, where applicable, committee service) during fiscal 2018:

Name	Fees Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(4)	Total ($)
Jay T. Flatley	73,250	191,792	—	265,042
Pamela Fletcher	72,500	191,792	—	264,292
Susan M. James	100,500	191,792	—	292,292
L. William Krause	74,875	191,792	—	266,667
Michael R. McMullen*	—	212,482	—	212,482
Garry W. Rogerson	136,000	191,792	—	327,792
Steve Skaggs	75,750	191,792	—	267,542
Sandeep Vij	80,000	191,792	—	271,792

*
Mr. McMullen joined the Board effective September 28, 2018, the day prior to the last day of our 2018 fiscal year. Therefore, Mr. McMullen did not receive any cash retainer for his Board service during fiscal 2018. However, Mr. McMullen did receive an award of RSUs under the 2011 Plan at the time of his initial appointment to the Board in accordance with the Company's standard practice, as described below.

(1)
The chart below summarizes the gross cash amounts earned by non-employee directors for service during fiscal 2018 on the Board and its committees:

Name	Annual Board Service ($)	Audit Committee ($)	Compensation and H.R. Committee ($)	Governance and Nominating Committee ($)	Total ($)
Jay T. Flatley	60,000	—	10,000	3,250	73,250
Pamela Fletcher	60,000	12,500	—	—	72,500
Susan M. James	60,000	34,000	—	6,500	100,500
L. William Krause	60,000	—	10,000	4,875	74,875
Michael R. McMullen*	—	—	—	—	—
Garry W. Rogerson	110,000	12,500	—	13,500	136,000
Steve Skaggs	60,000	12,500	—	3,250	75,750
Sandeep Vij	60,000	—	20,000	—	80,000

*
Mr. McMullen joined the Board effective September 28, 2018, the day prior to the last day of our 2018 fiscal year. Therefore, Mr. McMullen did not receive any cash retainer for his Board service during fiscal 2018.
(2)
These amounts do not reflect compensation actually received. Rather, these amounts represent the aggregate grant date fair value computed in accordance with ASC 718, for restricted stock units ("RSUs") which were granted in fiscal 2018. The assumptions used to calculate the value of these RSUs are set forth in Note 12 "Employee Stock Award and Benefit Plans" of the Notes to the Consolidated Financial Statements in our annual report on Form 10-K for fiscal 2018. Note that Mr. McMullen's stock awards are at a different value due to the difference in stock price on the date of his grant date as compared to the other directors, who received their grants on a different date.

Proposal One Election of Directors

(3)
The aggregate number of shares underlying unvested RSUs held by each of our non-employee directors as of the end of fiscal 2018 and reflecting the grants made to our non-employee directors during fiscal 2018 was as follows:

Name	Shares(a)
Jay T. Flatley	916(b)
Pamela Fletcher	1,375(c)
Susan M. James	916(b)
L. William Krause	916(b)
Michael R. McMullen	1,234(d)
Garry W. Rogerson	916(b)
Steve Skaggs	916(b)
Sandeep Vij	916(b)

(a)
The shares underlying the RSUs will vest to the extent an individual is a member of the Board on the applicable vesting date.

(b)
These shares will vest on February 15, 2019.

(c)
916 shares will vest on February 15, 2019 and 459 shares are scheduled to vest on June 30, 2019.

(d)
50% of the shares are scheduled to vest on each of September 28, 2019 and September 28, 2020.
(4)
No stock options were granted to our non-employee directors during fiscal 2018. As of the end of fiscal 2018, Mr. Flatley held outstanding stock options with respect to 24,000 shares and none of the other non-employee directors held any stock options.

Our stockholders approved the adoption of our 2011 Equity Incentive Plan (the "2011 Plan") at our annual meeting held in March 2011 and re-approved the 2011 Plan at our annual meeting held in March 2017.

Following the recommendation of the Governance and Nominating Committee (based upon review by Compensia) in February 2017, the Board adopted resolutions automatically granting each year without any discretion to each non-employee director an award of RSUs under the 2011 Plan (rounded down to the nearest whole share) valued at $225,000 (based on the trailing thirty day closing price of the Company's common stock on the Nasdaq Stock Market measured from the last trading day prior to the date of grant) upon the director's election to the Board at the Company's annual meeting. In addition, the Board determined that upon the initial appointment of a non-employee director, such director will receive an award of RSUs under the 2011 Plan valued at $225,000 (based on the trailing thirty day closing price of the Company's common stock on the Nasdaq Stock Market measured from the last trading day prior to the date of grant), which RSUs shall vest over two years (fifty percent on each anniversary of the date of grant). This was a change from the historical practice of granting a fixed number of 3,500 RSUs per year. The Board determined to migrate to a value-based annual grant rather than fixed shares.

Proposal One Election of Directors

Option Exercises and Stock Vested during Fiscal 2018

The table below sets forth certain information for each non-employee director regarding the exercise of options and the vesting of stock awards during fiscal 2018, including the aggregate value realized upon such exercise or vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Jay T. Flatley	—	—	1,293	283,594
Pamela Fletcher	—	—	458	71,640
Susan M. James	—	—	1,293	283,594
L. William Krause	—	—	1,293	283,594
Michael R. McMullen	—	—	—	—
Garry W. Rogerson	—	—	1,293	283,594
Steve Skaggs	—	—	1,293	283,594
Sandeep Vij	—	—	1,293	283,594

(1)
Reflects the market price of our common stock on the vesting date or the last day on which our common stock traded prior to the vesting date if trading did not occur on the vesting date.

Vote Required

The affirmative vote of a majority of the votes cast is required for the election of directors. You may vote "FOR," "AGAINST" or "ABSTAIN" with respect to each of the director nominees named in this proxy statement. Pursuant to our bylaws, abstentions and broker non-votes are not considered to be votes cast and, therefore, will not have an effect in determining the outcome of the election of directors, and votes withheld will count as a vote against a nominee's election. If a quorum is present, each of the eight (8) nominees who receives more "FOR" votes than "AGAINST" votes will be elected.

Every stockholder voting for the election of directors may cumulate such stockholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the stockholder's shares are entitled. Alternatively, a stockholder may distribute his or her votes on the same principle among as many candidates as the stockholder thinks fit, provided that votes cannot be cast for more than eight (8) candidates. However, no stockholder will be entitled to cumulate votes for a candidate unless (i) such candidate's name has been properly placed in nomination for election at the Annual Meeting prior to the voting and (ii) the stockholder, or any other stockholder, has given notice at the meeting prior to the voting of the intention to cumulate the stockholder's votes. If cumulative voting occurs at the meeting and you do not specify how to distribute your votes, your proxy holders (the individuals named on your proxy card) will cumulate votes in such a manner as will ensure the election of as many of the nominees listed above as possible, and the specific nominees to be voted for will be determined by the proxy holders.

Recommendation

The Board recommends that stockholders vote "FOR" each of the eight nominees presented herein.

PROPOSAL TWO
RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Deloitte & Touche LLP, an independent registered public accounting firm, to audit our financial statements for the fiscal year ending September 28, 2019, and recommends that stockholders vote for ratification of such appointment. Deloitte & Touche LLP has audited our financial statements since the fiscal year ended September 25, 1976. Although ratification by stockholders is not required by law, the Audit Committee has determined that it is desirable to request ratification of this selection by the stockholders as a matter of good corporate practice. Notwithstanding its selection, the Audit Committee, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interest of Coherent and its stockholders. If stockholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee may reconsider its selection. The Audit Committee selected Deloitte & Touche LLP to audit our financial statements for the fiscal year ended September 29, 2018, which was ratified by our stockholders.

Representatives of Deloitte & Touche LLP are expected to be present at the meeting and will be afforded the opportunity to make a statement if they desire to do so. The representatives of Deloitte & Touche LLP are also expected to be available to respond to appropriate questions.

Principal Accounting Fees and Services

The following table sets forth fees for services provided by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, "Deloitte") during fiscal 2018 and 2017:

	2018	2017
Audit fees(1)	$3,589,147	$4,102,586
Tax fees(2)	931,017	347,865
All other fees(3)	1,895	1,895

Total	$4,522,059	$4,452,346

(1)
Represents fees for professional services provided in connection with the integrated audit of our annual financial statements and internal control over financial reporting and review of our quarterly financial statements, advice on accounting matters that arose during the audit and audit services provided in connection with other statutory or regulatory filings.

(2)
Represents tax compliance and related services.

(3)
Represents the annual subscription for access to the Deloitte Accounting Research Tool, which is a searchable on-line accounting database.

Proposal Two Ratification of the Appointment of Deloitte & Touche LLP as Independent Registered Public Accounting Firm

Pre-Approval of Audit and Non-Audit Services

The Audit Committee has determined that the provision of non-audit services by Deloitte is compatible with maintaining Deloitte's independence. In accordance with its charter, the Audit Committee approves in advance all audit and non-audit services to be provided by Deloitte. In other cases, the Chairman of the Audit Committee has the delegated authority to pre-approve certain additional services, and such pre-approvals are communicated to the full Audit Committee at its next meeting. During fiscal years 2018 and 2017, 100% of the services were pre-approved by the Audit Committee in accordance with this policy.

Vote Required

The affirmative vote of a majority of votes present in person or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 28, 2019.

Recommendation

The Audit Committee and the Board recommends that stockholders vote "FOR" the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 28, 2019.

PROPOSAL THREE
APPROVAL ON A NON-BINDING, ADVISORY BASIS, OF OUR NAMED EXECUTIVE OFFICER COMPENSATION

At our annual meeting in March 2017, our stockholders indicated they would like to have an annual advisory vote on executive compensation. Accordingly, the Board proposes that stockholders provide advisory (non-binding) approval of the compensation of our named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Fiscal 2018 Summary Compensation Table and related tables and disclosure.

As described in our Compensation Discussion and Analysis, we have adopted an executive compensation philosophy designed to provide alignment between executive pay and performance and to focus executives on making decisions that enhance our stockholder value in both the short and long term. Executives are compensated in a manner consistent with Coherent's strategy, competitive practices, stockholder interest alignment, and evolving compensation governance standards.

Vote Required

The affirmative vote of a majority of votes present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve the compensation of our named executive officers disclosed in this proxy statement. The vote is an advisory vote and, therefore, not binding. The Board values the opinions of our stockholders and to the extent there is any significant vote against our named executive officer compensation as disclosed in this proxy statement, the Board will consider our stockholders' concerns and the Compensation and H.R. Committee will evaluate whether any actions are necessary to address those concerns.

Recommendation

The Board recommends that stockholders vote "FOR" the approval, on a non-binding, advisory basis of our named executive officer compensation disclosed in this proxy statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of December 31, 2018, certain information with respect to the beneficial ownership of Coherent common stock by (i) any person (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934 (the "Exchange Act")) known by us to be the beneficial owner of more than 5% of our voting securities, (ii) each director and each nominee for director, (iii) each of the executive officers named in the Summary Compensation Table appearing herein, and (iv) all current executive officers and directors as a group. We do not know of any arrangements, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change of control. Unless otherwise indicated, the address of each stockholder in the table below is c/o Coherent, Inc., 5100 Patrick Henry Drive, Santa Clara, California 95054.

Name and Address	Number of Shares	Percent of Total(1)
T. Rowe Price Associates, Inc.(2) 100 East Pratt Street Baltimore, MD 21202	2,803,249	11.52%
BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10055	2,251,879	9.26%
Vanguard Group Inc.(2) P.O. Box 2600 Valley Forge, PA 19482	2,185,105	8.98%
John R. Ambroseo(3)	160,296	*
Kevin Palatnik(4)	23,071	*
Mark Sobey	10,854	*
Paul Sechrist(5)	7,474	*
Bret DiMarco(6)	14,200	*
Jay T. Flatley(7)	38,209	*
Pamela Fletcher(8)	916	*
Susan M. James(8)	6,209	*
L. William Krause(8)	11,709	*
Michael R. McMullen	—	*
Garry W. Rogerson(9)	12,709	*
Steve Skaggs(8)	12,709	*
Sandeep Vij(10)	5,709	*
All directors and executive officers as a group (14 persons)(11)	305,495	1.25%

*
Represents less than 1%.

(1)
Based upon 24,326,589 shares of Coherent common stock outstanding as of December 31, 2018. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, each share of Coherent common stock subject to options held by that person that are currently exercisable or will be exercisable within 60 days of December 31, 2018 and all RSUs held by that person that will vest within 60 days of December 31, 2018, are deemed outstanding. Such shares are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2)
Based on the institutional holding report provided by NASDAQ.

(3)
Includes 160,296 shares owned by the Ambroseo-Lacorte Family Trust, of which Mr. Ambroseo is a trustee.

Security Ownership of Certain Beneficial Owners and Management

(4)
Includes 5,250 shares issuable upon vesting of RSUs within 60 days of December 31, 2018.

(5)
Includes 7,474 shares owned by the Sechrist Family Trust, of which Mr. Sechrist is a trustee.

(6)
Includes 14,200 shares owned by the DiMarco Family Trust, of which Mr. DiMarco is a trustee.

(7)
Includes 24,000 shares issuable upon exercise of vested options held by Mr. Flatley, 916 shares issuable upon vesting of RSUs within 60 days of December 31, 2018, and 13,293 shares held by the Flatley Family Trust.

(8)
Includes 916 shares issuable upon vesting of RSUs within 60 days of December 31, 2018.

(9)
Includes 916 shares issuable upon vesting of RSUs within 60 days of December 31, 2018, and 11,793 shares held by the 2000 Rogerson Family Revocable Living Trust.

(10)
Includes 916 shares issuable upon vesting of RSUs within 60 days of December 31, 2018, and 4,793 shares held by the Vij Family 2001 Trust.

(11)
Includes an aggregate of 24,000 shares issuable upon exercise of vested options and 11,662 shares issuable upon vesting of RSUs within 60 days of December 31, 2018.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Such officers, directors and ten-percent stockholders are also required by SEC rules to furnish us with copies of all forms that they file pursuant to Section 16(a). Based solely on our review of the copies of such forms received by us, and on written representations from certain reporting persons that no other reports were required for such persons, we believe that, during fiscal 2018, all of our officers, directors and, to our knowledge, greater than ten percent stockholders complied with all applicable Section 16(a) filing requirements.

OUR EXECUTIVE OFFICERS

The name, age, position and a brief account of the business experience of our Chief Executive Officer and each of our other executive officers as of December 31, 2018 are set forth below:

Name	Age	Office Held
John R. Ambroseo(1)	57	President and Chief Executive Officer
Kevin Palatnik(1)	61	Executive Vice President and Chief Financial Officer
Mark Sobey(1)	58	Executive Vice President and General Manager, OEM Laser Sources
Paul Sechrist(1)	59	Executive Vice President, Worldwide Sales and Service
Bret DiMarco(1)	50	Executive Vice President, General Counsel and Corporate Secretary
Thomas Merk	56	Executive Vice President and General Manager, Industrial Lasers & Systems

(1)
"Named Executive Officer" for purposes of our Compensation Discussion and Analysis.

Please see "Proposal One—Election of Directors—Nominees" above for Mr. Ambroseo's biographical information.

Kevin Palatnik.    Mr. Palatnik has served as our Executive Vice President and Chief Financial Officer since February 2016. Prior to that from August 2011 until its acquisition by Knowles Corporation in July 2015, Mr. Palatnik served as the Chief Financial Officer of Audience, Inc., a provider of intelligent voice and audio solutions for mobile devices. Prior to that from June 2001 to November 2010, Mr. Palatnik held various roles at Cadence Design Systems, Inc., an electronic design automation software company, including as its senior vice president and chief financial officer. Mr. Palatnik also serves as a member of the board of directors and chair of the audit committee of Adesto Technologies, Inc., a memory solutions semiconductor company. Mr. Palatnik received a B.S. in Industrial Engineering and Operations Research and a M.B.A. from Syracuse University.

Mark Sobey.    Dr. Sobey has served as our Executive Vice President and General Manager of OEM Laser Sources (OLS) since November 2016. He previously served as our Executive Vice President and General Manager of Specialty Laser Systems (SLS) from April 2010 to November 2016, and Senior Vice President and General Manager of SLS from joining Coherent in July 2007 until April 2010. Prior to Coherent, Dr. Sobey spent over 20 years in the Laser and Fiber Optics Telecommunications industries, including Senior Vice President roles in Product Management at Cymer and Global Sales at JDS Uniphase. He received his PhD in Engineering and BSc in Physics from the University of Strathclyde in Scotland.

Paul Sechrist.    Mr. Paul Sechrist was appointed Executive Vice President, Worldwide Sales and Service in March 2011. He has over 37 years of experience with Coherent, including roles as Senior Vice President and General Manager of Commercial Lasers and Components from October 2008 to March 2011, Vice President and General Manager of Specialty Laser Systems, Santa Clara from March 2008 to October 2008 and Vice President for Components from April 2005 to October 2008. Mr. Sechrist received an AA degree from San Jose City College, with Physics studies at California State University, Hayward.

Bret DiMarco.    Mr. DiMarco has served as our Executive Vice President and General Counsel since June 2006 and our Corporate Secretary since February 2007. From February 2003 until May 2006, Mr. DiMarco was a member and from October 1995 until January 2003 was an associate at Wilson Sonsini Goodrich & Rosati, P.C., a law firm. Mr. DiMarco received a Bachelor's degree from the University of California at Irvine and a Juris Doctorate degree from the Law Center at the University of Southern California. Additionally, Mr. DiMarco is a member and chair of the Nasdaq Listing and Hearing Review Council and an adjunct professor at the University of California, Hastings College of the Law.

Thomas Merk.    Mr. Merk was appointed Executive Vice President and General Manager, Industrial Lasers & Systems in December 2016. Prior to that, Mr. Merk was Chief Executive Officer and President of Rofin-Sinar Technologies Inc. and a member of its board of directors from July 2015 to November 2016, when the acquisition of Rofin by Coherent was completed. From December 2005 to July 2015 Mr. Merk was

Our Executive Officers

the Chief Operating Officer of the Rofin Micro and Marking Business and a Managing Director of Carl Baasel Lasertechnik GmbH & Co. KG. from May 2000 to November 2016. He started his career in 1989 at Boehringer Werkzeugmaschinen Vertriebs GmbH, a machine tool company, and remained there until 2000, most recently serving as managing director. Mr. Merk holds a Master's Degree in mechanical engineering from the Technical University of Stuttgart, Germany.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

In this section, we describe the material components of our executive compensation program for our "Named Executive Officers" or "NEOs": Messrs. Ambroseo, Palatnik, Sobey, Sechrist and DiMarco. We also provide an overview of our executive compensation philosophy, principal compensation policies and practices by which the Compensation and H.R. Committee, or the committee, arrives at its decisions regarding NEO compensation. While this section is focused on compensation for our 2018 fiscal year, we also discuss in this section the design changes made by the committee for executive compensation beginning in our 2019 fiscal year.

NEO Compensation Overview

The following chart sets forth our compensation philosophy and design principles:

Compensation Philosophy	Compensation Design Principles
Retain and hire talented executives	Our executives should have market competitive compensation and the committee orients our target total compensation generally near the 50th percentile of the committee's selected peer group, with actual compensation falling above or below depending upon our financial performance and the performance of our stock price against an index over a three-year vesting period. Compensation components may be above or below such percentile target and varies by individual executive.
Pay for performance, with both short and long-term measurements	A significant portion of the annual compensation of our executives is designed to vary with annual business performance and a significant portion of long-term equity compensation is based on the long-term relative performance of our stock price in comparison to the Russell Index (by way of a single three year vesting period).
Tie compensation to performance of the core business	Our fiscal 2018 annual cash incentive plan was dependent upon corporate achievement of two performance targets based on: revenue and Adjusted EBITDA dollars. The committee determined that these were the most effective metrics for tying management's compensation directly to our core operating results for fiscal 2018.
Align compensation with stockholder interests	Our stockholders benefit from continued strong operating performance by the Company, and we believe that having a significant portion of compensation tied to equity with both time and performance-based vesting requirements directly aligns management to stockholder returns. Performance-based RSUs make up the largest potential portion of the equity grants for our CEO, and make up a significant potential portion of the equity grants of our other NEOs. Grants of performance-based RSUs in fiscal 2018 have the same measurement period consistent with historical practice: a single vesting date three years from grant solely dependent upon the performance of our common stock price measured against the Russell Index, with target at meeting the index's performance. Prior to fiscal 2018 we used the Russell 2000 Index to compare our stock price performance, but due to the recent increase in our market cap, we have been moved to the Russell 1000 Index and, accordingly, for grants made in the first quarter of fiscal 2018 and fiscal 2019 the committee compares our stock price performance against the performance of the Russell 1000 Index. We refer to the applicable Russell Index as the "Russell Index."

Compensation Discussion and Analysis

The following chart sets forth our principal elements of NEO compensation:

Executive Compensation Program Overview—Elements of Compensation

Element	Variability	Objective	How Established	Fiscal Year 2018 for NEOs
Base Salary	Fixed	Provide a competitive fixed component of compensation that, as part of a total cash compensation package, enables us to attract and retain top talent.	Reviewed against executive officer's skill, experience and responsibilities, and for competitiveness against our compensation peer group.	Base salary increased for 2018 for NEOs other than the CEO to more closely align with peers.
Annual Cash Incentive	Performance Based	Offer a variable cash compensation opportunity twice per fiscal year based upon the level of achievement of corporate goals.	Target payouts set by measuring total cash compensation opportunity against the peer group. Corporate performance targets based on meeting operational goals tied to the Company's operating budget for the applicable fiscal year.	Semi-annual bonus funding tied to revenue and Adjusted EBITDA achievement. Revenue achievement weighted at 25% and Adjusted EBITDA achievement weighted at 75%. Total payout can range from 0% to 200% of target. For the first half of fiscal 2018, revenue achievement was 200% of target and adjusted EBITDA achievement was 178.7% of target, with a corresponding cash bonus payout of 184.05% of target. For the second half of fiscal 2018, revenue achievement was 6.3% of target and adjusted EBITDA achievement was below threshold, with a corresponding cash bonus payout of 1.58%. Combined bonus payout for the year equaled 93% of target.
RSUs—Service Based	Value Tied to Stock Price	Align long-term management and stockholder interests and strengthen retention with three-year vesting. Service-based awards create long-term retention.	Target total value of annual awards using market data (reviewed against our compensation peer group for competitiveness) and the executive officer's responsibilities, contributions and criticality to ongoing success.	Fiscal year 2018 service-based awards vest 1/3 per year over three years, with the first vesting date occurring on the one year anniversary of the grant date.

Compensation Discussion and Analysis

Element	Variability	Objective	How Established	Fiscal Year 2018 for NEOs
RSUs—Performance Based	Performance Based—Value Tied to Stock Price and Based on Relative Performance to Russell Index	Performance-based awards provide an incentive opportunity based upon the performance of our stock price against the performance of the Russell Index. This component directly aligns NEO pay to our stockholders.	Target total value of annual awards using market data (reviewed against our compensation peer group for competitiveness) and the executive officer's responsibilities, contributions and criticality to ongoing success.	Performance award measured by comparing our stock price performance against that of the Russell Index. Awards can range from 0% to 200% of target. For every 1% our stock price is below the Russell Index, the target award is reduced by 4%; for every 1% our stock price is above the Russell Index, the target award is increased by 2%.
Other Benefits	Primarily Fixed	Provide competitive employee benefits. We do not view this as a significant component of our executive compensation program.	Reviewed for competitiveness.	No significant changes for fiscal year 2018 program.

Stockholder Feedback

The committee considers feedback from our stockholders regarding our executive compensation program, including as expressed by the results of our annual advisory vote on executive compensation, which our stockholders have historically strongly supported. Although we had strong pay for performance alignment and the say on pay for fiscal 2017 compensation was approved by an overwhelming majority, the say on pay vote approval was lower than in prior years. We attributed such lower level of support to comments from one of the principal proxy advisory firms. Members of our senior management team met with the advisory firm and discussed our approach to compensation. Following our annual meeting in March, 2018, we received correspondence from one stockholder with whom we were able to exchange views on compensation design directly. In response to such discussions and taking into account the "say on pay" vote results in March, 2018, we modified the design of our performance-based RSU grants. Such grants made in the first quarter of fiscal 2019 now require performance above the Russell Index in order to obtain a target award.

We encourage our stockholders to directly express their views to the committee as described in this proxy statement under the heading "Stockholder Communication with the Board of Directors." The committee welcomes direct stockholder feedback and considers such feedback as well as our historical "say on pay" results in its deliberations on executive compensation. From a timing perspective, however, the committee generally meets in our first fiscal quarter (which are the last months of the calendar year) to make decisions on executive compensation for the then current fiscal year. In contrast, our annual meeting is held in the spring and stockholders are asked to vote on compensation for a fiscal year which was already completed. Accordingly, the compensation structure for fiscal 2018 was already determined by the time the committee received feedback from stockholders and reviewed advisory firm reports. Therefore, as noted above, in the first fiscal quarter of 2019, the committee made changes to our fiscal 2019 compensation design in response to such feedback and review as described below.

We strongly urge our stockholders to read this Compensation Discussion and Analysis in conjunction with Proposal Three.

Compensation Discussion and Analysis

Our Chief Executive Officer and Chief Financial Officer regularly meet with our stockholders throughout the year, primarily to discuss financial and business matters related to the Company. The feedback from those meetings are considered by the Board and the committee in deliberations on such topics throughout the year.

Design Changes to Executive Compensation in Fiscal 2019

In fiscal 2019, the committee made the following changes to the design of executive compensation:

•
Redesigned the measurement of the Company's performance-based RSUs to require performance above the Russell Index in order to achieve target grant levels;

•
Moved the annual cash Variable Compensation Plan to a single one year measurement period; and

•
Considered internal pay equity between the CEO and other NEOs as a factor in determining compensation.

In addition, the committee has scheduled for fiscal 2019 a review of the Company's current executive compensation recoupment (or "clawback") policy.

Executive Summary

Our Business

Founded in 1966, Coherent, Inc. is one of the leading providers of lasers and laser-based technology for scientific, commercial and industrial customers. Our common stock is listed on the Nasdaq Global Select Market and is part of several indexes, including the Russell 1000 and Standard & Poor's MidCap 400 Index. For more information about our business, please read the sections captioned "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K filed with SEC on November 27, 2018.

Selected Business Highlights

We experienced 10% growth in year-over-year revenue in fiscal 2018, which met our internal growth targets. In addition, we experienced growth in our Adjusted EBITDA and non-GAAP earnings per share. While the Company exceeded the performance-related goals for our executive compensation programs in the first half of the year for our annual cash program, the Company underperformed as compared to target metrics in the second half of fiscal 2018. As a result, you will see in the coming pages that in fiscal 2018 our performance-related executive compensation in our annual cash program yielded annual results below the targeted 100%. Long-term performance measurement under our performance-based RSU design hit the maximum cap established by the committee for the three year PRSU program.

Set forth below are tables reflecting several performance metrics from the last three fiscal years that impact the compensation for our NEOs.

Our revenue increased 101% from fiscal 2016 to fiscal 2017 and increased 10% from fiscal 2017 to fiscal 2018 (dollars in millions):

ANNUAL REVENUE

Compensation Discussion and Analysis

Our Adjusted EBITDA increased 168% from fiscal 2016 to fiscal 2017 and increased 6% from fiscal 2017 to fiscal 2018:

ADJUSTED EBITDA

Our non-GAAP earnings per share from continuing operations increased 165% from fiscal 2016 to fiscal 2017 and increased 9% from fiscal 2017 to fiscal 2018:

NON-GAAP EARNINGS PER SHARE

For a reconciliation table of earnings per share on a GAAP basis to non-GAAP basis and net income from continuing operations on a GAAP basis to Adjusted EBITDA, please refer to the "Reconciliation Table" at the end of this section.

Compensation Overview

Compensation Philosophy.    We tie executive total compensation to stockholder value with two measures: our operational results and the comparative performance of our stock price. This approach provides strong alignment between executive pay and performance, and focuses executives on making decisions that enhance our stockholder value in both the short and long-term. We design our executive compensation program to achieve the following goals:

•
Pay for performance, with both short and long-term measurements—A significant portion of the annual compensation of our executives is designed to vary with annual business performance and the long-term relative performance of Coherent's stock price in comparison to the Russell Index (by way of a single three year vesting period). The committee and management set demanding performance targets. For example, there was a de minimus bonus paid out for the second half of fiscal 2018 as explained below. For the first half of fiscal 2018, the bonus payout was 184.05% of target for a combined bonus payout for fiscal 2018 of 92.81% of target. The performance of the Company's stock as measured against the Russell Index resulted in maximum shares issued under the performance-based RSUs, which vested in November, 2018 at the maximum 200% payout.

The following chart shows the payout percentages as compared to the committee's selected target for each of the last three fiscal years under our annual cash bonus plan:

ANNUAL PAYOUT PERCENTAGE UNDER
CASH INCENTIVE PLAN

Payouts under our annual cash bonus plan over the last six years have ranged from 33.38% to 200% as shown in the following chart:

VCP Payout Percentage

Compensation Discussion and Analysis

•
Tie compensation to performance of the core business—Our fiscal 2018 annual cash incentive plan was dependent upon Coherent's achievement against two criteria: Adjusted EBITDA dollars and revenue. The committee determined that these were the most effective metrics for tying management's compensation directly to Coherent's core operating results for fiscal 2018.

•
Retain and hire talented executives—Our executives should have market competitive compensation, and the committee orients our target total compensation generally near the 50th percentile of the committee's selected peer group (as noted below), with actual compensation falling above or below depending upon Coherent's financial performance. Additionally, certain compensation components may be above or below such percentile target and varies by individual executive.

•
Align compensation with stockholder interests—Our stockholders benefit from continued strong operating performance by the Company and we believe that having a significant portion of compensation tied to equity, with both time and performance-based vesting requirements, directly aligns management to stockholder returns. The performance-based RSUs make up the largest potential portion of the equity grants for our CEO. Grants of performance-based RSUs historically have the same measurement period: a single vesting date three years from grant solely dependent upon the performance of Coherent's common stock price measured against the Russell Index, with target equal to meeting the index's performance. For each 1% that Coherent's common stock exceeds the performance of the Russell Index for the trailing 90 trading days from the vesting measurement date against the comparable period from the date of grant, the grant recipient will get a 2% increase in the number of shares above target (up to a maximum cap of 200% of target), and for each 1% below the Russell Index's performance, a 4% decrease in the number of shares below target (down to zero). As a result, compensation decreases faster for failing to achieve the target than it increases for exceeding it. If Coherent's stock underperforms the Russell Index performance by more than 25%, then there is no payout, but in order to hit the maximum possible payout, Coherent's stock has to outperform the index by at least 50%. Accordingly, for our executives to achieve the committee's targeted compensation, Coherent's common stock must at least meet the Russell Index. The chart below illustrates this structure:

PERFORMANCE RSU VESTING

As mentioned above, the committee has modified the design of the performance-based RSUs made in the first quarter of fiscal 2019 to require performance above the Russell Index to achieve the targeted payout.

Elements of Executive Compensation.    During fiscal 2018, the compensation of our NEOs primarily consisted of (A) base salary, (B) participation in our annual variable compensation plan (referred to herein as our "annual cash incentive plan" or "VCP"), and (C) long-term equity incentive awards divided between time-based RSUs and performance-based RSUs. For fiscal 2018, on average, approximately 80% of our NEO's target compensation and approximately 92% of our CEO's target compensation was delivered through our cash incentive plan and long-term equity incentives (both time and performance vesting).

As a demonstration of how executive cash compensation is tied to company performance, the cash compensation for our

Compensation Discussion and Analysis

CEO during fiscal 2018 at target, maximum and actual can be illustrated as follows (dollars in thousands):

CEO FY 2018 CASH PAY MIX

Compensation Governance.    "Pay for performance" has been and remains at the core of Coherent's executive compensation coupled with appropriately managing risk and aligning our compensation programs with long-term stockholder interests. We accomplish this primarily by having a majority of our NEOs' potential compensation being "at risk" through a combination of (i) a fiscal year variable cash incentive program tied to achievement of financial metrics and (ii) equity grant vesting tied to achievement of a performance metric. The committee monitors and considers evolving governance approaches and standards in executive compensation, as well as communications it receives directly from stockholders.

As more fully discussed below, recent examples of how this philosophy is applied and changes made pursuant to compensation practices as well as governance practices in effect during fiscal 2018, include:

•
We have minimum share ownership requirements for our Chief Executive Officer and members of the Board as well as Executive Vice Presidents and Senior Vice Presidents who report to the CEO;

•
Our performance-based RSU program is measured by the Company's stock price achievement against the Russell Index over a three year period, which the committee believes is a direct connection to long-term total stockholder return. Fiscal 2019 grants require achievement in excess of the Russell Index to achieve target payout;

•
The committee is composed entirely of directors who satisfy the standards of independence in Coherent's Corporate Governance Guidelines and Nasdaq listing standards;

•
The committee makes decisions regarding Mr. Ambroseo's compensation without him present;

•
Executive incentive compensation programs include limits on maximum payouts to contain the risk of excessive payouts;

•
The committee utilizes an independent compensation consultant;

•
We have eliminated material historical perquisites as an element of compensation for our NEOs;

•
We have a recoupment or "claw-back" policy for our Chief Executive Officer and Chief Financial Officer, as described below;

•
We prohibit employees and directors from hedging or pledging Company stock;

•
Our change-of-control plan provides for payment solely in "double-trigger" circumstances, that is a change of control coupled with a termination of employment within a defined time period;

•
None of our NEOs are entitled to any "gross-up" to offset the impact of IRS Code Sections 280G or 4999 in connection with a change of control; and

•
None of our NEOs have employment agreements.

Compensation Discussion and Analysis

Our stockholders have historically strongly supported our executive compensation philosophy and design as seen in the significant majorities approving our "say on pay" proposal (does not include broker non-votes; rounded). We saw some drop in support for the "say on pay" proposal at the fiscal 2018 meeting which we attributed to the impact of comments made by one of the principal proxy advisory firms. As indicated above, we met with the advisory firm and have implemented certain changes to our compensation program in response to their comments and the feedback we received from a stockholder.

SAY ON PAY STOCKHOLDER VOTES

Role of Management

The committee regularly meets with Mr. Ambroseo, our Chief Executive Officer, to obtain recommendations with respect to the compensation programs, practices and packages for our NEOs other than Mr. Ambroseo. Additionally, Mr. Palatnik, our Executive Vice President and Chief Financial Officer, Mr. DiMarco, our Executive Vice President, General Counsel and Corporate Secretary, and members of our human resources department are regularly invited to meetings of the committee or otherwise asked to assist the committee.

The assistance of these individuals includes providing financial information and analysis for the committee and its compensation consultant, taking minutes of the meeting or providing legal advice, developing compensation proposals for consideration, and providing insights regarding our employees (executive and otherwise) and the business context for the committee's decisions. NEOs attend portions of committee meetings when invited by the committee, but leave the meetings when matters potentially affecting them are discussed.

Role of the Committee's Compensation Consultant

The committee utilizes the services of an independent compensation consultant and in fiscal 2018, engaged Compensia as its independent compensation consultant. Compensia assisted the committee by:

•
Reviewing and analyzing our executive compensation program, including providing NEO tally sheets to the committee;

•
Providing market data and ranges for fiscal 2018 compensation; and

•
Providing further insight on compensation governance trends.

Additionally, in fiscal 2018, Compensia was retained by the Governance and Nominating Committee to review, analyze and make recommendations regarding compensation for service on the Board and its committees.

The independent compensation consultant serves at the discretion of the committee and is not permitted to do other work for Coherent unless expressly authorized by the committee. Since retention, Compensia has not performed any work for Coherent other than its work with the committee, the Board or other committees of the Board. The committee is focused on maintaining the independence of its compensation consultant and, accordingly, does not anticipate having its consultant perform any other work for the Company in addition to its direct work for the committee, the Board, or another committee of the Board. The committee has assessed the independence of Compensia and concluded that no conflict of interest exists.

The Company also participates in and maintains a subscription to the Radford Global Technology Survey. This survey provides benchmark data and compensation practices reports of a broad cross-section of technology companies similar in size to Coherent to assist us with employee compensation generally.

Pay Positioning Strategy and Benchmarking of Compensation

Philosophically the committee initially orients target total compensation for our NEOs generally near the 50th percentile of our peers (as measured by our designated peer group and compiled by the committee's independent compensation

Compensation Discussion and Analysis

consultant and, when applicable, including, for example, when there are few comparable positions reported in the proxy data of our peer group companies, data from the Radford Global Technology Survey), resulting in targeted total compensation that is competitive for performance that meets the objectives established by the committee. An NEO's actual salary, cash incentive compensation opportunity and equity compensation grant value may fall below or above the target position based on the individual's performance, contributions, scope of role, experience, skills and knowledge, as well as the historical pay structure for each executive, Company performance and the proportion of compensation at risk. These factors are weighed by the committee in its judgment, and no single factor takes precedence over others nor is any formula used in making these decisions nor was the impact of any factor on the determination of compensation quantifiable. In general the committee will balance between cash and equity compensation elements to have more compensation in equity for each NEO in order to more closely align NEO compensation directly with that of the performance of the Company and with stockholders. In fiscal 2019, the committee also asked its independent compensation consultant to review and report on internal pay equity between the CEO and the other NEOs as a factor when approving compensation.

The Chief Executive Officer's review of the performance of the other NEOs is considered by the committee in making individual pay decisions. With respect to the Chief Executive Officer, the committee additionally considered the performance of Coherent as a whole and the views of other members of the Board regarding the Chief Executive Officer's performance. Actual realized pay is higher or lower than the targeted amounts for each individual based primarily on the Company's performance.

In analyzing our executive compensation program relative to target market positioning, the committee reviews information provided by its independent compensation consultant, which includes an analysis of data from peer companies' proxy filings with respect to similarly situated individuals at the peer companies (when available) and the Radford Global Technology Survey (as a supplement when peer group company data is unavailable). It is important to note that these are the peers selected by the committee. The committee uses criteria as described below in determining the appropriate peer group. There are proxy advisory services that use their own criteria to select peers for the Company and, accordingly, stockholders should be aware that these advisory services do not, in fact, follow the same methodology of the committee and there may be wide variances between the different peer groups used by these services. Any comparison of company performance or market data for executive compensation using a completely different peer group will, therefore, naturally result in a different analysis. We encourage our stockholders to consider the peer group used in any comparisons and direct any questions to the committee regarding such comparisons or any other matters when considering how to vote on Proposal Three.

For pay decisions made for fiscal 2018, after consulting with our independent compensation consultant, the committee determined that the following companies comprise the peer group for fiscal 2018:

Dolby Laboratories (DLB)	Microsemi Corporation (MSCC)
Entegris (ENTG)	MKS Instruments (MKSI)
F5 Networks (FFIV)	National Instruments (NATI)
Finisar (FNSR)	Nuance Communications (NUAN)
FLIR Systems (FLIR)	OSI Systems (OSIS)
Infinera (INFN)	Plantronics (PLT)
Keysight Technologies (KEYS)	Synaptics (SNYA)
Lumentum Holdings, Inc. (LITE)	Teradyne (TER)
Maxim Integrated Products (MXIM)	ViaSat (VSAT)

Several factors are considered in selecting the peer group, the most important of which are:

Primary Criteria

•
Industry (primarily companies in the Electronic Equipment and Semiconductor sub-industry classifications defined by the Global Industry Classification Standard (GICS) system); and

•
Revenue level (primarily companies with annual revenues between 0.5x-2.0x that of Coherent).

Secondary Criteria

•
Market capitalization between 0.25x and 3.0x of Coherent;

•
Market capitalization as a multiple of revenues of greater than 1.5x; and

•
A disclosed peer of a peer company.

The committee reviews the composition of the peer group annually to ensure it is the most relevant set of companies to use for comparison purposes. Dolby Laboratories, F5 Networks and Maxim Integrated Products were added to the

Compensation Discussion and Analysis

companies comprising the Company's peer group for fiscal 2018 replacing four companies from the fiscal 2017 peer group which were acquired.

Components of Our Executive Compensation Program

The principal components of our executive officer compensation and employment arrangements during fiscal 2018 included:

•
Base salary;

•
Annual cash incentive plan;

•
Equity awards; and

•
Other benefits.

These components were selected because the committee believes that a combination of salary, incentive pay and benefits is necessary to help us attract and retain the executive talent on which Coherent's success depends. The following table shows the components of total direct compensation at target for our NEOs as a group for fiscal 2018. In maintaining the design for fiscal 2018, the committee recognized the significant support received from the Company's stockholders for the compensation program design, as reflected in the continued strong vote totals in favor of our executive compensation through our annual "say-on-pay" proposal.

CEO AND NEO (OTHER THAN CEO) FY2018
DIRECT COMPENSATION MIX

Base Salary

Base salary is the foundation to providing an appropriate total direct compensation package. We use base salary to fairly and competitively compensate our executives for the jobs we ask them to perform. This is the most stable component of our executive compensation program, as this amount is not at risk. The committee reviewed market data information provided by Compensia with respect to similarly situated individuals to assist it in determining the base salary for each NEO, depending upon the particular executive's experience, skills, knowledge, performance and contribution. The committee increased the base salaries of our NEOs other than the CEO in fiscal 2018, as supported by compensation analysis provided by Compensia, from 2% to 8% to more closely align their base salary with the base salary of peers. According to information provided by our compensation consultant, none of the increases brought base salary above the 50th percentile of our peer group companies. For several of our NEOs, base salary remained below the 50th percentile of our peer group. Our CEO did not receive a base salary increase in fiscal 2018 and has not received a base salary increase in eight of the last ten years.

Variable Cash Incentive Compensation

A substantial portion of each individual's potential short-term compensation is in the form of variable incentive cash compensation tied to committee-established goals. In fiscal 2018, Coherent maintained one incentive cash program under which executive officers were eligible to receive annual cash incentives, the 2018 Variable Compensation Plan ("2018 VCP").

2018 VCP

The 2018 VCP was designed as an "at risk" bonus compensation program to promote a focus on Coherent's growth and profitability. It provided an incentive compensation opportunity in line with targeted market rates to our NEOs. Under the 2018 VCP, participants were eligible to receive bi-annual bonuses (with measurement periods for the first half and the second half of the 2018 fiscal year). In setting the performance goals at the beginning of the fiscal year, the committee assessed the anticipated difficulty and importance to the success of Coherent of achieving the performance goals.

The actual awards (if any) payable for each semi-annual period depend on the extent to which actual performance met, exceeded or fell short of the goals approved by the committee. The 2018 VCP goals were tied to Coherent achieving varying levels of revenue and Adjusted EBITDA dollars ("Adjusted EBITDA"), with revenue weighted at 25% and Adjusted EBITDA weighted at 75%. Each performance metric is measured and paid out independently, but the revenue payout is capped at 100% achievement until Adjusted EBITDA

Compensation Discussion and Analysis

reaches a minimum dollar target. Adjusted EBITDA is defined as operating income adjusted for VCP payouts, depreciation, amortization, stock compensation expenses, major restructuring charges and certain non-operating income or expense items, such as costs related to our acquisition of Rofin. The committee also reviews the financial impact of mergers and acquisitions to determine if any adjustments in VCP are required.

Each measurement period had the same range of between zero and 200%, with target at 100% of the executive's participation rate.

Fiscal 2018 Variable Compensation Plan Scale for NEOs

Revenue achievement for the first half of fiscal 2018 was $958.7 million, with a corresponding cash bonus payout of 200% of target. Adjusted EBITDA achievement for the first half of fiscal 2018 was $302.4 million, with a corresponding cash bonus payout of 178.7% of target. The weighted, combined cash bonus payout was 184.05% of target.

First Half Fiscal 2018 VCP Scale

Revenue $ (in millions)	Payout
$908.0 (threshold)	0%
$928.0 (target)	100%
$948.0	200%
$958.7 (actual)	200% (actual)

Adjusted EBITDA $ (in millions)	Payout
$271.2 (threshold)	0%
$288.6 (target)	100%
$302.4 (actual)	178.7% (actual)
$306.1	200%

Revenue achievement for the second half of fiscal 2018 was $943.9 million, with a corresponding cash incentive payout of 6.3%. Adjusted EBITDA achievement for the second half of fiscal 2018 was $263.7 million, with no cash incentive payout. The weighted, combined cash incentive payout for the second half was 1.575% of target.

Second Half Fiscal 2018 VCP Scale

Revenue $ (in millions)	Payout
$942.0 (threshold)	0%
$943.9 (actual)	6.3% (actual)
$972.0 (target)	100%
$1,002.0	200%

Adjusted EBITDA $ (in millions)	Payout
$263.7 (actual)	0% (actual)
$300.8 (threshold)	0%
$323.3 (target)	100%
$345.7	200%

The tables below describe for each NEO under the 2018 VCP (i) the target percentage of base salary and (ii) the actual award earned for the measurement period in fiscal 2018. The potential award range for each NEO is 0% to 200% of the target award percentage of base salary.

First Half of Fiscal 2018

Named Executive Officer	Target Percentage of Salary	Actual Award ($)(1)	Actual Award as a Percentage of Target Award(2)
John Ambroseo	115%	846,640	184.05%
Kevin Palatnik	75%	303,685	184.05%
Mark Sobey	70%	273,778	184.05%
Paul Sechrist	70%	260,902	184.05%
Bret DiMarco	65%	233,283	184.05%

Second Half of Fiscal of 2018

Named Executive Officer	Target Percentage of Salary	Actual Award ($)(1)	Actual Award as a Percentage of Target Award(2)
John Ambroseo	115%	7,245	1.58%
Kevin Palatnik	75%	2,599	1.58%
Mark Sobey	70%	2,343	1.58%
Paul Sechrist	70%	2,233	1.58%
Bret DiMarco	65%	1,996	1.58%

(1)
Reflects gross amounts earned during the applicable half of fiscal 2018.

Compensation Discussion and Analysis

(2)
This reflects the aggregate bonuses earned by the NEOs for the applicable half of fiscal 2018 under the 2018 VCP.

Equity Awards

We believe that equity awards provide a strong alignment between the interests of our executives and our stockholders. We seek to provide equity award opportunities that are consistent with our compensation philosophy, with the potential for increase for exceptional financial performance, consistent with the reasonable management of overall equity compensation expense and stockholder dilution. Finally, we believe that long-term equity awards are an essential tool in promoting executive retention. For fiscal 2018, our long-term incentive program included the grant of time-based RSUs and performance-based RSUs. These components provide a reward for past corporate and individual performance and an incentive for future performance.

Our performance-based RSU grants are tied to the Company's performance and, as a result, may fluctuate from no vesting to vesting above target. When making its compensation decisions, the committee reviews a compensation overview prepared by its independent compensation consultant which reflects potential realizable value under current short and long-term compensation arrangements for the CEO. In addition, the committee reviews a compensation overview prepared by its compensation consultant reflecting the intrinsic value of unvested equity awards and performance-based RSUs at target and projected values for all of the NEOs.

Fiscal 2018 Equity Grants

For fiscal 2018, the committee based the equity program on a combination of time-based and performance-based RSUs over a three-year period. In particular, the committee determined to measure achievement for the performance grants by the relative performance of Coherent's stock price in comparison to the Russell Index. The committee believed that using the Russell Index (in which Coherent was a member at the time of grant) as a proxy of total stockholder return directly aligns executive compensation with stockholder interest. The committee determined that both the performance-based and time-based RSU grants provide a further retention tool in that the time-based grants vest over three years with pro rata annual vesting and, for the performance-based grants, a single measurement period three years from the date of grant with three-year cliff vesting thereafter if such grants vest at all because such grants vest purely based on performance.

Performance-based RSU grants in fiscal 2018 vest solely dependent upon the performance of Coherent's common stock price measured against the Russell Index. For each 1% that Coherent's common stock exceeds the performance of the Russell Index for the trailing 90 trading days from the vesting measurement date against the comparable period from the date of grant, the grant recipient will get a 2% increase in the number of shares above target (up to a maximum cap of 200% of target), and for each 1% below the Russell Index's performance, a 4% decrease in the number of shares (down to zero). As a result, compensation decreases faster for failing to achieve the target than it increases for exceeding it. The performance-based RSUs make up the largest potential portion of the equity grants for our Chief Executive Officer.

The following table summarizes some of the key features of our general fiscal 2018 equity grants:

Fiscal 2018 Equity Grants

Type	RSUs and performance-based RSUs (PRSUs)

Vesting for RSUs	One-third each grant anniversary

Vesting for PRSUs	Single vesting date three years from grant

100% tied to Russell Index
Minimum vest: zero
PRSU Metrics	Target vest: Even with Russell Index
Maximum vest: 200% of target

For our Chief Executive Officer, greater than half of his total equity awards are performance-based. Approximately 71% of his equity awards are performance-based and at maximum achievement that percentage increases to approximately 83%.

As an example, our performance-based design was seen in the vesting of the PRSU grants made in November 2014, which vested in the first quarter of fiscal 2018. Our common stock at the time of grant was $64.84 and gained 393% as compared to the Russell Index, which gained 126% over the

Compensation Discussion and Analysis

same three-year measurement period. This out-performance resulted in 200% PRSU vesting.

In the event of a change of control of the Company, the performance-based grants will be measured, with respect to performance periods not yet completed, by the relative stock performance of Coherent in comparison to the Russell Index through the date of the change of control and such performance-based shares would, subject to the terms of the Change of Control Severance Plan, then convert to time-based vesting with a single vesting date at the three year anniversary of the grant.

The following charts show the aggregate composition of equity grants for fiscal 2018 to our Chief Executive Officer, at target and at maximum achievement under the terms of the performance-based grants:

The following tables reflect the number of shares subject to equity grants made to the NEOs during fiscal 2018:

Named Executive Officer	Time-Based RSU Grants	Performance-Based RSU Grants at Target	Performance-Based RSU Grants Range (issuance dependent upon achievement)
John Ambroseo	7,492	18,791	0 - 37,582
Kevin Palatnik	2,997	2,505	0 - 5,010
Mark Sobey	2,797	2,338	0 - 4,676
Paul Sechrist	2,497	2,088	0 - 4,176
Bret DiMarco	2,198	1,837	0 - 3,674

Equity Award Practices

Equity grants to our employees are driven by our annual review process. Grant guidelines are based on competitive market practices. Typically, an eligible employee is granted equity at the first committee meeting after beginning employment and may be eligible for periodic grants thereafter. Eligibility for and the size of grants are influenced by the then-current guidelines for non-executive officer grants and the individual's performance or particular requirements at the time of hire. No option grants have been made to an employee since 2010.

In fiscal 2018 the committee granted an aggregate of 152,776 shares subject to time-based and performance-based restricted stock units (at maximum), representing approximately 0.63% of Coherent's outstanding common stock as of September 29, 2018 (excluding automatic and initial grants to directors). With the assistance of Compensia, the committee has reviewed this burn rate relative to peer practices and proxy advisory firm guidance and found that the total dilution was consistent with the median of peer practices and such guidance.

During fiscal 2018 all equity grants were made at meetings of the committee.

Chief Executive Officer and Executive Minimum Stock Ownership Guidelines

The committee adopted mandatory stock ownership guidelines for our Chief Executive Officer during fiscal 2012. During the first quarter of fiscal 2018, the committee adopted enhanced stock ownership guidelines increasing the value of shares our Chief Executive Officer must hold to at least five times base salary and making our Executive Vice Presidents and Senior Vice Presidents reporting to the Chief Executive Officers subject to stock ownership guidelines of one times such individual's base salary. In the event that our Chief Executive Officer or other officer does not satisfy the minimum requirements, then 50% of the net after-tax shares (e.g. exercised options/shares received on the vesting of

Compensation Discussion and Analysis

RSUs) are required to be held until the guidelines are met. As of December 31, 2018, Mr. Ambroseo held outstanding stock worth more than 20 times his base salary and, accordingly, significantly exceeded the minimum stock ownership guidelines. Our other NEOs also exceeded the minimum stock ownership guidelines.

Other Benefits

Retirement Plans

U.S. based executive officers are eligible to participate in our 401(k) Retirement Plan on the same terms as all other U.S. employees, including a 4% Company matching contribution. Our 401(k) Retirement Plan is intended to be a tax-qualified plan and therefore is subject to certain Internal Revenue Code limitations on the dollar amounts of deferrals and Company contributions that can be made to plan accounts. These limitations apply to our more highly-compensated employees (including the NEOs).

We maintain a Deferred Compensation Plan for certain employees and members of the Board. The Deferred Compensation Plan permits eligible participants to defer receipt of compensation pursuant to the terms of the plan. The Deferred Compensation Plan permits participants to contribute, on a pre-tax basis, up to 75% of their base salary earnings, up to 100% of their bonus pay and commissions and up to 100% of directors' annual retainer earned in the upcoming plan year. We provide no matching or other additional contributions to such Deferred Compensation Plan. Plan participants may designate investments for deferral in a variety of different deemed investment options. To preserve the tax-deferred status of deferred compensation plans, the IRS requires that the available investment alternatives be "deemed investments." Participants do not have an ownership interest in the funds they select; the funds are only used to measure the gains or losses that are attributed to the participant's deferral account over time.

The committee considers the Deferred Compensation Plan to be a reasonable and appropriate program because it promotes executive officer retention by offering a deferred compensation plan that is comparable to and competitive with what is offered by our peer group of companies.

Employee Stock Purchase Plan

Our stockholders have approved an employee stock purchase plan whereby employees can purchase shares for a discount, subject to various participation limitations. As employees, our NEOs are eligible to participate in this plan.

Severance and Change of Control Arrangements

Our Change of Control Severance Plan (the "Change of Control Plan") provides certain benefits in the event of a change of control of Coherent for certain executives, including each of our NEOs. Benefits are provided if there is a change in ownership of Coherent, a change in effective control of Coherent, or a change in ownership of a substantial portion of Coherent's assets (in each case as construed under Section 409A of the Internal Revenue Code and the regulations thereunder) (a "change of control") and within two years thereafter (or within two months prior thereto) the participant's employment is terminated without cause or voluntarily terminates following a constructive termination event. The plan's provisions are, therefore, of the variety commonly referred to as "double-trigger." Importantly, the plan does not include any "gross up" provisions for the participants for the tax effects caused by any such benefits. The committee believes the Change of Control Plan serves as an important retention tool in the event of a pending change of control transaction.

The committee completed its review of the provisions of the Change of Control Plan during fiscal 2015 and determined to review the plan again in four years. In the first quarter of fiscal 2019, the committee reviewed and adopted substantially the same Change of Control Plan and determined to review the plan again in four years. Compensia assisted the committee in its review and analysis of the Change of Control Plan. The committee believes that reviewing the Change of Control Plan every four years allows for the right balance in providing certainty for the participants while providing the committee with the opportunity to revise the plan consistent with corporate governance best practices, evolving peer group practices and regulatory changes.

The committee does not consider the potential payments and benefits under these arrangements when making compensation decisions for our NEOs. These arrangements serve specific purposes unrelated to the determination of the NEOs' total direct compensation for a specific year.

Compensation Discussion and Analysis

Tax and Accounting Considerations

Accounting for Stock-Based Compensation—We account for stock-based compensation in accordance with the requirements of ASC 718. We also take into consideration ASC 718 and other generally accepted accounting principles in determining changes to policies and practices for our stock-based compensation programs.

Section 162(m) of the Internal Revenue Code—Section 162(m) limits our income tax deduction of compensation for certain executive officers unless the compensation is less than $1 million during any fiscal year or certain performance-based compensation deductible in fiscal years before fiscal year 2019 or certain grandfathered payments pursuant to written binding contracts in effect on November 2, 2017. Although the committee may consider the impact of Section 162(m) as well as other tax and accounting consequences when developing and implementing executive compensation programs, the committee retains the flexibility to design and administer compensation programs it believes are appropriate and in the best interests of the stockholders after taking various factors into consideration, including business conditions and the performance of the Company and the executive officer. In addition, due to the ambiguities and uncertainties as to the application and interpretation of Section 162(m), including with respect to grandfathered payments, as well as operational issues, no assurances can be given that compensation, even if intended to satisfy the requirements for deductibility under Section 162(m), would in fact do so. The tax legislation signed into law in late 2017 may have additional impacts regarding the application of this and other Internal Revenue Code provisions.

Section 409A of the Internal Revenue Code—Section 409A imposes additional significant taxes in the event that an executive officer, director or service provider received "deferred compensation" that does not satisfy the requirements of Section 409A. We consider Section 409A in the design and operation of any plans.

Other Compensation Policies

To further align our executive compensation program with the interests of our stockholders, at the end of fiscal 2009, a committee of the Board approved a clawback policy for our Chief Executive Officer and Chief Financial Officer. The clawback policy provides that, in the event that there is an accounting restatement and there is a finding by the Board that such restatement was due to the gross recklessness or intentional misconduct of the Chief Executive Officer or Chief Financial Officer and it caused material noncompliance with any financial reporting requirement, then Coherent shall seek disgorgement of any portion of the bonus or other incentive or equity based compensation related to such accounting restatement received by such individual during the 12-month period following the originally filed financial document. Under our Insider Trading Policy, no employees or directors are allowed to hedge or pledge Coherent securities.

Compensation Committee Interlocks and Insider Participation

During fiscal 2018, the Compensation and H.R. Committee of the Board consisted of Messrs. Vij (Chair), Flatley and Krause. None of the members of the committee has been or is an officer or employee of Coherent. None of our executive officers serve on the board of directors or compensation committee of a company that has an executive officer that serves on our Board or Compensation and H.R. Committee. No member of our Board is an executive officer of a company in which one of our executive officers serves as a member of the board of directors or compensation committee of that company.

Committee Independence

Each of the members of the committee qualifies as (i) an "independent director" under the requirements of The Nasdaq Stock Market, (ii) a "non-employee director" under Rule 16b-3 of the Securities Exchange Act of 1934 (the "1934 Act"), (iii) an "outside director" under Section 162(m) of the Code and (iv) an "independent outside director" as that term is defined by ISS.

Compensation Discussion and Analysis

Compensation and H.R. Committee Report

The Compensation and H.R. Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation and H.R. Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted by the Compensation and H.R. Committee*

Sandeep Vij, Chair
Jay Flatley
L. William Krause

*
Note that Mike McMullen was appointed to the Compensation and H.R. Committee in December, 2018 and thus was not on the Committee during fiscal year 2018.

RECONCILIATION TABLE—NON-GAAP EARNINGS PER SHARE FROM CONTINUING OPERATIONS

	Fiscal Year
	2018	2017	2016
GAAP NET INCOME PER DILUTED SHARE FROM CONTINUING OPERATIONS	$9.95	$8.42	$3.58
Stock-based compensation	1.11	0.94	0.63
Amortization of intangible assets	1.72	1.72	0.24
Restructuring charges	0.12	0.34	—
Non-recurring tax expense (benefit)	0.66	(0.05)	(0.05)
Costs related to acquisitions	0.03	0.70	0.26
Interest expense on Barclays debt commitment	—	0.07	0.03
(Gain) loss on hedge of Barclays debt commitment	—	(0.29)	0.06
Gain on business combination	—	(0.14)	—
Other impairment charges	0.03	0.08	—
Purchase accounting step up	0.02	0.77	—

NON-GAAP NET INCOME FROM CONTINUING OPERATIONS PER DILUTED SHARE	$13.64	$12.57	$4.75

RECONCILIATION TABLE—ADJUSTED EBITDA

	Fiscal Year
(in millions)	2018	2017	2016
GAAP NET INCOME FROM CONTINUING OPERATIONS	$247.4	$208.6	$87.5
Income tax expense	114.2	93.4	35.4
Interest and other income (expense), net	36.5	27.4	6.7
Depreciation and amortization	113.4	104.5	34.4
Costs related to acquisitions	0.7	17.6	9.8
Gain on business combination	—	(5.4)	—
Restructuring charges and other	3.9	12.3	—
Other impairment charges	0.8	2.9	—
Stock-based compensation	32.7	30.4	20.2
Purchase accounting step up	0.8	26.8	—

ADJUSTED EBITDA	$550.4	$518.5	$194.0

SUMMARY COMPENSATION AND EQUITY TABLES

Fiscal 2018 Summary Compensation Table

The table below presents information concerning the total compensation of our NEOs for the fiscal years ended September 29, 2018, September 30, 2017 and October 1, 2016.

Name and Principal Position	Fiscal Year	Salary ($)		Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)		Total ($)
John Ambroseo,	2018	800,010	(1)	7,867,051	853,885	10,946	(4)	9,531,892
President and	2017	766,358		7,488,106	1,760,021	10,754		10,025,239
Chief Executive Officer	2016	625,019		3,558,430	943,185	12,631		5,139,265
Kevin Palatnik(5),	2018	438,083	(1)	1,568,031	306,283	10,946	(4)	2,323,343
Executive Vice President	2017	426,747		1,613,899	645,029	10,754		2,696,429
and Chief Financial Officer	2016	238,272		1,909,158	323,065	11,940		2,482,435
Mark Sobey,	2018	420,390	(1)	1,463,443	276,121	10,946	(4)	2,170,900
Executive Vice President and	2017	396,467		1,413,369	521,304	10,754		2,341,894
General Manager of OEM Laser Sources	2016	377,416		845,773	370,201	12,922		1,606,312
Paul Sechrist,	2018	399,246	(1)	1,306,720	263,135	10,946	(4)	1,980,047
Executive Vice President	2017	371,543		1,464,189	450,004	10,754		2,296,490
Worldwide Sales and Services	2016	357,011		720,993	323,249	12,922		1,414,175
Bret DiMarco,	2018	387,116	(1)	1,149,941	235,280	10,946	(4)	1,783,283
Executive Vice President,	2017	368,947		1,351,551	450,004	10,754		2,181,256
General Counsel and Corporate Secretary	2016	343,512		737,250	259,188	11,410		1,351,360

(1)
Reflects the dollar amount of salary earned in fiscal 2018.

(2)
Amounts shown reflect the grant date fair value of awards granted in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718. Reflects unvested time-based and performance-based restricted stock units; there is no guaranty that the recipients will ultimately receive this amount, or any amount. See footnote 3 to the Grants of Plan-Based Awards table for additional information. No stock options were granted to the NEOs in fiscal years 2018, 2017 and 2016.

(3)
Reflects the dollar amounts earned under the Variable Compensation Plan (VCP) during the applicable fiscal years.

(4)
Reflects a 401(k) company match earned during fiscal year 2018.

(5)
Mr. Palatnik joined the Company during fiscal year 2016. Accordingly, for fiscal 2016, compensation information is provided for only the portion of such fiscal year during which he was employed.

Summary Compensation and Equity Tables

Grants of Plan-Based Awards in Fiscal 2018

Except as set forth in the footnotes, the following table shows all plan-based equity and non-equity incentive awards granted to our NEOs during fiscal 2018. Our NEOs did not receive any option awards during fiscal 2018.

						Actual Payouts Under Non-Equity Incentive Plan Awards ($)(2)				All Other Stock Awards: # of Securities Underlying Options (#)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards
											Grant Date Fair Value ($)(3)
Name	Type	Grant Date	Thresh- hold($)(1)	Target($)	Maxi mum($)		Thresh hold(#)	Target(#)	Maxi mum(#)
John Ambroseo	PRSU	11/03/2017					0	18,791	37,582		5,920,105
	RSU	11/03/2017								7,492	1,946,946
	1st semi-annual bonus		0	460,006	920,011	846,640
	2nd semi-annual bonus		0	460,006	920,011	7,245
	Total		0	920,012	1,840,022	853,885
Kevin Palatnik	PRSU	11/03/2017					0	2,505	5,010		789,200
	RSU	11/03/2017								2,997	778,830
	1st semi-annual bonus		0	165,001	330,002	303,685
	2nd semi-annual bonus		0	165,001	330,002	2,599
	Total		0	330,002	660,004	306,284
Mark Sobey	PRSU	11/03/2017					0	2,338	4,676		736,587
	RSU	11/03/2017								2,797	726,856
	1st semi-annual bonus		0	148,752	297,504	273,778
	2nd semi-annual bonus		0	148,752	297,504	2,343
	Total		0	297,504	595,008	276,121
Paul Sechrist	PRSU	11/03/2017					0	2,088	4,176		657,824
	RSU	11/03/2017								2,497	648,895
	1st semi-annual bonus		0	141,756	283,512	260,902
	2nd semi-annual bonus		0	141,756	283,512	2,233
	Total		0	283,512	567,024	263,135
Bret DiMarco	PRSU	11/03/2017					0	1,837	3,674		578,747
	RSU	11/03/2017								2,198	571,194
	1st semi-annual bonus		0	126,750	253,500	233,283
	2nd semi-annual bonus		0	126,750	253,500	1,996
	Total		0	253,500	507,000	235,279

(1)
Failure to meet a minimum level of performance would have resulted in no bonus paid out under the 2018 Variable Compensation Plan.

(2)
Reflects the amount earned under the 2018 Variable Compensation Plan during fiscal 2018.

(3)
Reflects the dollar amount recognized for financial statement reporting purposes (disregarding an estimate of forfeitures related to service-based vesting conditions) for fiscal 2018 in accordance with ASC 718, and includes grants made in fiscal 2018. The assumptions used in the valuation of these awards are set forth in Note 12 "Employee Stock Award and Benefit Plans" of the Notes to the Consolidated Financial Statements in our annual report on Form 10-K for fiscal 2018. For informational purposes, if the maximum level of performance for the PRSU awards was achieved, the value, calculated by multiplying the closing price of the Company's common stock on the date of grant by the number of shares issuable upon achievement of the maximum level of performance under the applicable PRSU is $9,766,434, $1,301,949, $1,215,152, $1,085,217 and $954,762, for Messrs. Ambroseo, Palatnik, Sobey, Sechrist and DiMarco, respectively. These amounts do not correspond to the actual value, if any, that will be recognized by the NEOs. See "Compensation Discussion and Analysis—Equity Awards" for a description of the PRSUs.

Summary Compensation and Equity Tables

Option Exercises and Stock Vested in Fiscal 2018

The table below sets forth certain information for each NEO regarding the exercise of options and the vesting of stock awards during fiscal 2018, including the aggregate value realized upon such exercise or vesting.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
John Ambroseo	—	—	69,523	18,547,421
Kevin Palatnik	—	—	8,000	1,939,708
Mark Sobey	—	—	14,308	3,906,719
Paul Sechrist	—	—	13,288	3,660,601
Bret DiMarco	—	—	13,371	3,677,548

(1)
Reflects the market price of our common stock on the vesting date.

Summary Compensation and Equity Tables

Outstanding Equity Awards at Fiscal 2018 Year-End

The following table presents information concerning outstanding equity awards held by each NEO as of September 29, 2018.

										Equity incentive plan awards Market or payout value of unearned shares, units or other rights that have not vested ($)
		Option Awards				Stock Awards		Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)
Name	Grant Date	Number of Securities Underlying Options (#) exercisable	Number of Securities Underlying Unexercised Options (#) unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
John Ambroseo	11/03/2017	—	—	—	—	—	—	37,582	(3)	6,471,245
	11/03/2017	—	—	—	—	7,492	1,290,047	—		—
	11/15/2016	—	—	—	—	—	—	64,282	(4)	11,068,718
	11/15/2016	—	—	—	—	11,778	2,028,054	—		—
	11/13/2015	—	—	—	—	—	—	68,500	(5)	11,795,015
	11/13/2015	—	—	—	—	5,500	947,045	—		—
Kevin Palatnik	11/03/2017	—	—	—	—	—	—	5,010	(3)	862,672
	11/03/2017	—	—	—	—	2,997	516,053	—		—
	11/15/2016	—	—	—	—	—	—	10,206	(4)	1,757,371
	11/15/2016	—	—	—	—	3,402	585,790	—		—
	2/25/2016	—	—	—	—	—	—	15,740	(5)	2,710,271
	2/25/2016	—	—	—	—	5,250	903,998	—		—
Mark Sobey	11/03/2017	—	—	—	—	—	—	4,676	(3)	805,160
	11/03/2017	—	—	—	—	2,797	481,615	—		—
	11/15/2016	—	—	—	—	—	—	9,742	(4)	1,677,475
	11/15/2016	—	—	—	—	3,247	559,101	—		—
	11/13/2015	—	—	—	—	—	—	8,604	(5)	1,481,523
	11/13/2015	—	—	—	—	2,868	493,841	—		—
Paul Sechrist	11/03/2017	—	—	—	—	—	—	4,176	(3)	719,065
	11/03/2017	—	—	—	—	2,497	429,958	—		—
	11/15/2016	—	—	—	—	—	—	9,280	(4)	1,597,923
	11/15/2016	—	—	—	—	3,093	532,584	—		—
	11/13/2015	—	—	—	—	—	—	7,334	(5)	1,262,841
	11/13/2015	—	—	—	—	2,445	421,005	—		—
Bret DiMarco	11/03/2017	—	—	—	—	—	—	3,674	(3)	632,626
	11/03/2017	—	—	—	—	2,198	378,474	—		—
	11/15/2016	—	—	—	—	—	—	8,536	(4)	1,469,814
	11/15/2016	—	—	—	—	2,845	489,881	—		—
	11/13/2015	—	—	—	—	—	—	7,500	(5)	1,291,425
	11/13/2015	—	—	—	—	2,500	430,475	—		—

(1)
Generally, time-based RSU grants vest 1/3 per year on each anniversary of the grant date. For fiscal year 2017, in recognition of the integration efforts associated with the acquisition of Rofin, additional time-based RSUs were granted on November 15, 2016 with a single vesting date one year from the grant date with respect to 1,049, 928 and 891 shares to Messrs. Palatnik, Sechrist and DiMarco, respectively.

(2)
Market value is determined by multiplying the number of shares by $172.19, the closing price of our common stock on September 28, 2018, the last trading date of fiscal 2018.

(3)
The performance-based RSU vesting determination date is November 3, 2020. The performance-based RSUs will vest in an amount which is 0-200% subject to the achievement of certain performance metrics. The amount reflected in the table is the maximum amount or 200%.

(4)
The performance-based RSU vesting determination date is November 15, 2019. The performance-based RSUs will vest in an amount which is 0-200% subject to the achievement of certain performance metrics. The amount reflected in the table is the maximum amount or 200%.

(5)
The performance-based RSU vesting determination date was November 13, 2018. The performance-based RSUs vested at 200% based on the achievement of certain performance metrics.

Summary Compensation and Equity Tables

Fiscal 2018 Non-Qualified Deferred Compensation

For a description of our Deferred Compensation Plan, see "Compensation Discussion and Analysis-Retirement Plans." The following table presents information regarding the non-qualified deferred compensation activity for each NEO during fiscal 2018:

Name	Executive Contributions in last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
John Ambroseo	21,539	—	1,197,258	—	12,256,070
SRP(4)	—	—	223,089	—	2,133,717
Kevin Palatnik	313,100	—	91,083	—	752,524
Mark Sobey	513,480	—	239,075	—	1,845,524
Paul Sechrist	260,849	—	202,905	(15,915)	1,803,457
SRP(4)	—	—	57,199	—	345,264
Bret DiMarco	114,571	—	19,416	(27,195)	159,580

(1)
Amounts in this column consist of salary and/or bonus earned during fiscal 2018, which is also reported in the Summary Compensation Table.

(2)
Company contributions to our Deferred Compensation Plan were terminated on December 31, 2010.

(3)
The deferred compensation in a participant's account is fully vested and is credited with positive or negative investment results based upon plan investment options selected by the participant.

(4)
Amounts include account balances (including earnings) from the Supplementary Retirement Plan (SRP), which was suspended on December 31, 2004. The Deferred Compensation Plan is the only current non-qualified deferred compensation plan available for executive management.

Summary Compensation and Equity Tables

Potential Payments upon Termination
or Change of Control

The following table shows the potential payments and benefits that we (or our successor) would be obligated to make or provide upon termination of employment of each our NEOs pursuant to the terms of the Change of Control Severance Plan. Other than this plan, there are no other executive employment agreements or other contractual obligations triggered upon a change of control. For purposes of this table, it is assumed that each NEO's employment terminated at the close of business on September 29, 2018 (the last trading date of fiscal 2018). These payments are conditioned upon the execution of a form release of claims by the NEO in favor of us. The amounts reported below do not include the nonqualified deferred compensation distributions that would be made to the NEOs following a termination of employment (for those amounts and descriptions, see the prior table). There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, of if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different. These are aggregate payments and do not reflect such individual's net after tax benefit. No officer is entitled to any "gross up" to offset the impact of IRS Code Section 280G.

NEO	Multiplier for Base Salary and Bonus	Nature of Benefit		Termination Other than for Change of Control	Change of Control Termination ($)
John Ambroseo	2.99X	Salary Severance	(1)	—	2,392,029
		Bonus Severance	(1)	—	2,750,833
		Equity Compensation Acceleration	(2)	—	33,600,123
		Aggregate Healthcare Related Monthly Payment	(3)	—	99,000
		TOTAL BENEFIT			38,841,985
Kevin Palatnik	2X	Salary Severance	(1)	—	880,006
		Bonus Severance	(1)	—	660,005
		Equity Compensation Acceleration	(2)	—	7,336,155
		Aggregate Healthcare Related Monthly Payment	(3)	—	66,000
		TOTAL BENEFIT			8,942,166
Mark Sobey	2X	Salary Severance	(1)	—	850,013
		Bonus Severance	(1)	—	595,009
		Equity Compensation Acceleration	(2)	—	5,498,715
		Aggregate Healthcare Related Monthly Payment	(3)	—	66,000
		TOTAL BENEFIT			7,009,737
Paul Sechrist	2X	Salary Severance	(1)	—	810,035
		Bonus Severance	(1)	—	567,025
		Equity Compensation Acceleration	(2)	—	4,963,377
		Aggregate Healthcare Related Monthly Payment	(3)	—	66,000
		TOTAL BENEFIT			6,406,437
Bret DiMarco	2X	Salary Severance	(1)	—	780,000
		Bonus Severance	(1)	—	507,000
		Equity Compensation Acceleration	(2)	—	4,692,694
		Aggregate Healthcare Related Monthly Payment	(3)	—	66,000
		TOTAL BENEFIT			6,045,694

(1)
Reflects salary as in effect as of September 29, 2018. Bonus severance is based on target bonus as a percentage of salary as in effect as of September 29, 2018.

Summary Compensation and Equity Tables

(2)
Equity Compensation Acceleration represents the in-the-money value of unvested stock options, time-based restricted stock units and performance-based restricted stock units, in each case as of September 28, 2018 (the last trading date before the end of our fiscal year) at the closing stock price on that date ($172.19). The value of accelerated stock options is calculated by multiplying the number of unvested shares subject to acceleration by the difference between the exercise price and the closing stock price on September 28, 2018; and the value of accelerated restricted stock units is calculated by multiplying the number of unvested shares subject to acceleration by the closing stock price on September 28, 2018. This assumes immediate release and vesting of the performance-based restricted stock units at the maximum, or 200% of target, achievement. The amounts reflected for Equity Compensation Acceleration do not reflect any applicable taxes, just gross proceeds. Since the table assumes a triggering event on September 28, 2018, only those stock options and restricted stock units outstanding as of that date are included in the table.

(3)
Aggregate Healthcare Related Monthly Payment is a monthly payment of $2,750 in lieu of receiving Company-subsidized COBRA benefits, life insurance premiums and/or other welfare benefits, multiplied by 36 months for our Chief Executive Officer and 24 months for our other NEOs.

PAY RATIO

As provided for by the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC adopted a rule requiring companies to disclose the ratio of the median employee's total annual compensation relative to total annual compensation of the CEO. As disclosed in the "Summary Compensation Table" above, the fiscal 2018 total annual compensation for our CEO was $9,531,892. We estimate that the fiscal 2018 total annual compensation for the median of all employees, excluding our CEO, was $64,707. The resulting ratio of our CEO's total annual compensation to that of the median of all employees, excluding our CEO, for fiscal 2018 is approximately 147 to 1.

We identified the median employee by (i) aggregating for each employee employed on September 29, 2018 (our fiscal year end) (A) annual base salary for salaried employees (or hourly rate multiplied by estimated work schedule, for hourly and seasonal employees) and (B) target incentive compensation, (ii) converting amounts from local currency to U.S. dollars and (iii) ranking this compensation measure for our employees other than our CEO from lowest to highest. Because we had an even number of employees (excluding our CEO) on the determination date, two employees were identified as the median compensated employees. We reviewed the compensation of these two employees as well as the compensation of five employees immediately above and below, to further analyze employee median compensation for consistency with that of other employees near the median. For these twelve employees, we calculated total annual compensation for such employees using the same methodology used to calculate the "Total" column of the "Summary Compensation Table." We then selected from among the two median compensated employees, a United States employee whose compensation was most consistent with that of the twelve employees reviewed.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee's total annual compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Therefore, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of September 29, 2018 about the Company's equity compensation plans under which shares of our common stock may be issued to employees, consultants or members of the Board:

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted-average exercise price of outstanding options, warrants and rights(1)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	461,744	(2)	$44.74	5,137,987	(3)
Equity compensation plans not approved by security holders	—		—	—
TOTAL	461,744		$44.74	5,137,987

(1)
The weighted average exercise price does not reflect shares that will be issued upon the vesting of outstanding RSUs or upon the exercise of rights under the Employee Stock Purchase Plan.

(2)
This number does not include any options that may be assumed by us through mergers or acquisitions; however, we do have the authority, if necessary, to reserve additional shares of our common stock under these plans to the extent necessary for assuming such options.

(3)
This number consists of 358,783 shares of common stock reserved for future issuance under the Employee Stock Purchase Plan and 4,779,204 shares reserved for future issuance under the 2011 Plan.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review, Approval or Ratification of Related Person Transactions

In accordance with the charter of the Audit Committee, the members of the Audit Committee, all of whom are independent directors, review and approve in advance any proposed related person transactions. Additionally, from time to time the Board may directly consider these transactions. For purposes of these procedures, the individuals and entities that are considered "related persons" include:

•
Any of our directors, nominees for director and executive officers;

•
Any person known to be the beneficial owner of five percent or more of our common stock (a "5% Stockholder"); and

•
Any immediate family member, as defined in Item 404(a) of Regulation S-K, of a director, nominee for director, executive officer and 5% Stockholder. We will report all such material related person transactions under applicable accounting rules, federal securities laws and SEC rules and regulations.

Related Person Transactions

We have entered into indemnification agreements with each of our executive officers and directors. Such indemnification agreements require us to indemnify these individuals to the fullest extent permitted by law. We also intend to execute these agreements with our future directors and officers.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee is responsible for overseeing our accounting and financial reporting processes and audits of our financial statements, including reviewing and approving the fees for the performance of the audit by our independent auditors. As set forth in its charter, the Audit Committee acts only in an oversight capacity and relies on the work and assurances of both management, which has primary responsibilities for our financial statements and reports, as well as the independent registered public accounting firm that is responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles.

The Audit Committee met twelve (12) times either in person or by telephone during fiscal 2018. In the course of these meetings, the Audit Committee met with management, the internal auditors and our independent registered public accounting firm and reviewed the results of the internal and external audit examinations, evaluations of our internal controls and the overall quality of our financial reporting.

The Audit Committee believes that a candid, substantive and focused dialogue with the internal auditors and the independent registered public accounting firm is fundamental to the Audit Committee's oversight responsibilities. To support this belief, the Audit Committee periodically meets separately with the internal auditors and the independent auditors, without management present. In the course of its discussions in these meetings, the Audit Committee asked a number of questions intended to bring to light any areas of potential concern related to our financial reporting and internal controls. These questions include:

•
Are there any significant accounting judgments, estimates or adjustments made by management in preparing the financial statements that would have been made differently had the auditors themselves prepared and been responsible for the financial statements;

•
Based on the auditors' experience, and their knowledge of our business, do our financial statements fairly present to investors, with clarity and completeness, our financial position and performance for the reporting period in accordance with generally accepted accounting principles and SEC disclosure requirements;

•
Based on the auditors' experience, and their knowledge of our business, have we implemented internal controls and internal audit procedures that are appropriate for our business.

The Audit Committee approved the engagement of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2018, including the fees to be paid for their audit work, and reviewed with the internal auditors and independent registered public accounting firm their respective overall audit scope and plans. In approving Deloitte & Touche LLP, the Audit Committee considered the qualifications of Deloitte & Touche LLP and discussed with Deloitte & Touche LLP their independence, including a review of the audit and non-audit services provided by them to us. The Audit Committee also discussed with Deloitte & Touche LLP the matters required to be discussed by Auditing Standard No. 16, "Communications with Audit Committees" issued by the Public Company Oversight Board (PCAOB), and it received the written disclosures and the letter from Deloitte & Touche LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP's communications with the Audit Committee concerning independence.

Management has reviewed and discussed the audited financial statements for fiscal 2018 with the Audit Committee, including a discussion of the quality and acceptability of the financial reporting, the reasonableness of significant accounting judgments and estimates and the clarity of disclosures in the financial statements. In connection with this review and discussion, the Audit Committee asked a number of follow-up questions of management and the independent registered public accounting firm to help give the Audit Committee comfort in connection with its review.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the annual report on Form 10-K for the fiscal year ended September 29, 2018, for filing with the SEC.

Respectfully submitted by the Audit Committee.

Susan James, Chair
Pamela Fletcher
Garry Rogerson
Steve Skaggs

OTHER MATTERS

We know of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed Proxy to vote the shares they represent as the Board may recommend.

Dated: January 14, 2019

By Order of the Board of Directors

John R. Ambroseo
President and Chief Executive Officer

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Local Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. C/O AMERICAN STOCK TRANSFER 59 MAIDEN LANE NEW YORK, NY 10038 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Local Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees John R. Ambroseo For 0 0 0 0 0 0 0 0 Yes 0 Against 0 0 0 0 0 0 0 0 No 0 Abstain 0 0 0 0 0 0 0 0 1A The Board of Directors recommends you vote FOR proposals 2 and 3. For 0 Against 0 Abstain 0 1B Jay T. Flatley 2. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 28, 2019. 1C Pamela Fletcher 0 0 0 1D Susan M. James 3. To approve, on a non-binding advisory basis, our named executive officer compensation. 1E Michael R. McMullen NOTE: To transact such other business as may properly be brought before the meeting and any adjournment(s) thereof. 1F Garry W. Rogerson Stockholders of record at the close of business on December 31, 2018 are entitled to notice of and to vote at the meeting. All stockholders are cordially invited to attend the meeting. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope for that purpose, or vote by telephone or via the internet. Any stockholder attending the meeting may vote in person, even if he or she has returned a proxy. 1G Steve Skaggs 1H Sandeep Vij Please indicate if you plan to attend this meeting (This proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.) Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000393169_1 R1.0.1.17

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Combined Annual Report, Proxy Statement and Notice of Annual Meeting is available at www.proxyvote.com PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF COHERENT, INC. ANNUAL MEETING OF STOCKHOLDERS February 28, 2019 8:00 AM PST The undersigned, stockholder of COHERENT, INC., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated January 14, 2019, and hereby appoints John R. Ambroseo and Bret M. DiMarco, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of COHERENT, INC. to be held on February 28, 2019 at 8:00 a.m., local time, at the Hyatt Regency Santa Clara, 5101 Great America Parkway, Santa Clara, CA 95054, and at any adjournment(s) thereof and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on all the matters set forth on the reverse side. THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED (1) TO ENSURE AS MANY OF THE NOMINEES FOR THE ELECTION OF THE DIRECTORS SET FORTH IN PROPOSAL ONE ARE ELECTED AS DIRECTORS, (2) FOR THE RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM SET FORTH IN PROPOSAL TWO, (3) FOR THE APPROVAL OF OUR EXECUTIVE OFFICER COMPENSATION AS SET FORTH IN PROPOSAL THREE AND ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING AND ANY ADJOURNMENT(S) THEREOF. CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE 0000393169_2 R1.0.1.17